UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Manpower Inc.

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MANPOWER INC.

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 29, 2008

To the Shareholders of Manpower Inc.:

The 2008 Annual Meeting of Shareholders of Manpower Inc. will be held at the International Headquarters of Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin, on April 29, 2008, at 10:00 a.m., local time, for the following purposes:

(1)	To elect three directors to serve until 2011 as Class III directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2008;

(3)	To consider and act upon a proposed shareholder resolution regarding implementation of the MacBride Principles in Northern Ireland if properly presented at the annual meeting; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 19, 2008 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or by completing and returning the accompanying proxy in the enclosed envelope. Instructions for telephonic voting and electronic voting via the Internet are contained on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Manpower in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2008: The annual report and proxy statement of Manpower Inc. are available at www.manpower.com/08annualmeeting.

Kenneth C. Hunt, Secretary

March 6, 2008

MANPOWER INC.

100 Manpower Place

Milwaukee, Wisconsin 53212

March 6, 2008

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Manpower Inc. for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on April 29, 2008, or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at Manpower’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by us. No solicitation other than by mail is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $7,500, plus expenses.

Only shareholders of record at the close of business on February 19, 2008 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 79,690,410 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposal to elect the individuals nominated to serve as Class III directors by the board of directors, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2008 and, if properly presented, the shareholder proposal to implement the MacBride Principles in our operations in Northern Ireland, abstentions and broker non-votes will not be counted as voting on the proposals.

This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card, together with our annual report to shareholders, including financial statements for our fiscal year ended December 31, 2007, are being mailed to shareholders commencing on or about March 14, 2008.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of Manpower in writing (either by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated to serve as Class III directors by the board of directors, will be voted for ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008, will be voted against the shareholder proposal to implement the MacBride Principles in our operations in Northern Ireland, and will be voted as recommended by the board of directors with regard to all other matters or, if no such recommendation is given, in the discretion of the individuals to whom the proxies are given.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of the record date information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	9,299,329	(2)	11.7%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	6,630,584	(3)	8.3%

The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	4,467,336	(4)	5.6%

(1)	Based on 79,690,410 shares of common stock outstanding as of the record date.
(2)	This information is based on a Schedule 13G filed on February 14, 2008. According to this Schedule 13G, these securities are owned of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power with respect to 6,380,591 shares held and shared dispositive power with respect to 9,269,729 shares held.
(3)	This information is based on a Schedule 13G filed on February 5, 2008, filed by Barclays Global Investors, N.A. on its behalf and on behalf of its following affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, the shares reported are held by Barclays Global Investors, N.A. and its affiliated entities listed above in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, N.A. and the affiliates listed above have sole voting power with respect to 5,809,177 shares held and sole dispositive power with respect to 6,630,584 shares held.
(4)	This information is based on a Schedule 13G filed on February 14, 2008, filed by The Bank of New York Mellon Corporation on its behalf and on behalf of its following affiliates: The Bank of New York; The Bank of New York Trust Company, N.A.; Mellon Bank, N.A.; Mellon Private Trust Company, N.A.; Mellon Trust of California; Mellon Trust of Delaware, N.A.; Mellon Trust of New England, N.A.; Mellon Trust of New York LLC; Mellon Trust of Washington; The Dreyfus Corporation; Estabrook Capital Management LLC; Franklin Portfolio Associates LLC; MBSC Securities Corporation; Mellon Capital Management Corporation; Standish Mellon Asset Management Company LLC; The Boston Company Holding LLC; MAM (DE) Trust; MAM (MA) Holding Trust; and MBC Investments Corporation. The Bank of New York Mellon Corporation and the listed affiliates have sole voting power with respect to 2,735,556 shares held, shared voting power with respect to 36,570 shares held, sole dispositive power with respect to 4,215,151 shares held and shared dispositive power with respect to 234,485 shares held.

1.  ELECTION OF DIRECTORS

Manpower’s directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class III expires at the annual meeting. The board of directors proposes that the nominees described below, all of whom are currently serving as Class III directors, be elected as Class III directors for a new term of three years ending at the 2011 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. Mr. Bouchard and Mr. Zore are standing for re-election. Ms. Dominguez was appointed to the board of directors in May 2007 after being recommended for appointment to the board of directors by a third-party search firm, and subsequently by the nominating and governance committee.

In accordance with the retirement policy set forth in our corporate governance guidelines, Rozanne L. Ridgway, at age 72, is no longer eligible to stand for election to the board of directors. Also, Willie D. Davis will be stepping down from his position as a member of the board of directors effective as of the close of the annual meeting. Without Ms. Ridgway and Mr. Davis, the board of directors will have 10 members.

Nominees receiving the largest number of affirmative votes cast will be elected as directors up to the maximum number of directors to be chosen at the election. Any shares not voted affirmatively, whether by abstention, broker non-vote or otherwise, will not be counted as affirmative votes cast for any director.

Name	Age	Principal Occupation and Directorships

NOMINEES FOR DIRECTORS — CLASS III

J. Thomas Bouchard	67	Retired Senior Vice President, Human Resources of International Business Machines from 1994 to 2000. Senior Vice President and Chief Human Resources Officer of U.S. West Inc. from 1989 to 1994. Also a director of Nordstrom fsb. A director of Manpower for more than five years.

Cari M. Dominguez	58	Chair of the U.S. Equal Employment Opportunity Commission from 2001 to 2006. President, Dominguez & Associates, a consulting firm, from 1999 to 2001. Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998. Director, Spencer Stuart, a consulting firm, from 1993 to 1995. Assistant Secretary for Employment Standards Administration and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. Prior thereto, held senior management positions with Bank of America. A director of Manpower since May 2007.

Edward J. Zore	62	President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) since June 2001. President of Northwestern Mutual from March 2000 to June 2001. Executive Vice President, Life and Disability Income Insurance, of Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a Trustee of Northwestern Mutual and a Director of Northwestern Mutual Series Fund, Inc. A director of Manpower for more than five years.

Class I Directors (term expiring in 2009)

Jeffrey A. Joerres	48	Chairman of Manpower since May 2001, and President and Chief Executive Officer of Manpower since April 1999. Senior Vice President — European Operations and Marketing and Major Account Development of Manpower from July 1998 to April 1999. A director of Artisan Funds, Inc. and Johnson Controls, Inc. A director of Manpower for more than five years. An employee of Manpower since July 1993.

John R. Walter	61	Retired President and Chief Operating Officer of AT&T Corp. from November 1996 to July 1997. Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Non-executive Chairman of the Board of InnerWorkings, Inc. and a director of Infinity Bio-Energy, Vasco Data Securities, Inc. and SNP Corporation in Singapore. A director of Manpower for more than five years.

Marc J. Bolland	48	Chief Executive Officer of Wm Morrisons Supermarket Plc since September 2006. Executive Board Member of Heineken N.V., a Dutch beer brewing and bottling company, from 2001 to August 2006. Previously, a Managing Director of Heineken Export Group Worldwide, a subsidiary of Heineken N.V., from 1999 to 2001, and Heineken Slovensko, Slovakia, a subsidiary of Heineken N.V., from 1995 to 1998. A director of Manpower since July 2004.

Ulice Payne, Jr.	52	President of Addison-Clifton, LLC, a provider of global trade compliance advisory services, since May 2004. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003. Partner with Foley & Lardner LLP, a national law firm, from 1998 to 2002. Director of Northwestern Mutual, Wisconsin Energy Corporation and Badger Meter, Inc. A director of Manpower since October 2007.

Class II Directors (term expiring in 2010)

Gina R. Boswell	45	President, Global Brands for Alberto-Culver Company since February 2008. Senior Vice President and Chief Operating Officer — North America of Avon Products, Inc. from February 2005 to May 2007. Senior Vice President — Corporate Strategy and Business Development of Avon Products, Inc. from 2003 to February 2005. Prior thereto, an executive with Ford Motor Company, serving in various positions from 1999 to 2003. A director of Manpower since February 2007.

Jack M. Greenberg	65	Chairman of The Western Union Company since 2006. Retired Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 to December 2002, and Chief Executive Officer and President from August 1998 to May 1999. Director of The Allstate Corporation, InnerWorkings, Inc., Hasbro, Inc. and The Western Union Company. A director of Manpower since October 2003.

Terry A. Hueneke	65	Retired Executive Vice President of Manpower from 1996 until February 2002. Senior Vice President — Group Executive of Manpower’s former principal operating subsidiary from 1987 until 1996. A director of Manpower for more than five years.

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation, executive, and nominating and governance committees. The board of directors has adopted written charters for the audit, executive compensation and nominating and governance committees. These charters are available on Manpower’s web site at www.investor.manpower.com. Each incumbent director attended at least 75% of the board meetings and meetings of committees on which each served in 2007. The board of directors held six meetings during 2007. The board of directors did not take action by written consent during 2007.

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are attached to this proxy statement as Appendix A. The board of directors has determined that eleven of twelve of the current directors of Manpower are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Mr. Walter is a director and shareholder of a private company which entered into an agreement to provide logistics support to Manpower.

•

Mr. Zore is the President and Chief Executive Officer of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged Manpower, Manpower Professional, Jefferson Wells and Right Management Consultants to provide temporary staffing, accounting and other services. In addition, Manpower and certain of its affiliates have from time to time leased space from joint venture and limited liability companies in which Northwestern Mutual has an equity interest.

The independent directors are: Mr. Bolland, Ms. Boswell, Mr. Bouchard, Mr. Davis, Ms. Dominguez, Mr. Greenberg, Mr. Hueneke, Mr. Payne, Ms. Ridgway, Mr. Walter and Mr. Zore. Stephanie A. Burns, whose term expired as of the close of the 2007 annual meeting, was independent under the listing standards of the New York Stock Exchange.

The non-management members of the board of directors meet in executive session without management at each regularly scheduled meeting of the board of directors. In accordance with Manpower’s corporate governance guidelines, the chairperson of a board committee selected annually on a rotating basis presides over the executive session. Mr. Walter, the chairman of the nominating and governance committee, will preside over the executive sessions held in 2008.

Any interested party who wishes to communicate directly with the presiding director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the director presiding over the executive sessions.

Certain documents relating to corporate governance matters are available in print by writing to Mr. Kenneth C. Hunt, Secretary, Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on Manpower’s web site at www.investor.manpower.com. These documents include the following:

•	Articles of incorporation;

•	By-laws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors;

•	Charter of the executive compensation committee;

•	Executive officer stock ownership guidelines; and

•	Outside director stock ownership guidelines.

Information contained on Manpower’s web site is not deemed to be a part of this proxy statement.

The audit committee consists of Mr. Zore (Chairman), Ms. Boswell, Mr. Davis, Mr. Hueneke and Mr. Payne. Mr. Payne was appointed to the audit committee on October 23, 2007. Each member of the audit committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that Mr. Zore is an “audit committee financial expert” and “independent” as defined under the applicable rules of the Securities and Exchange Commission.

The functions of the audit committee include: (i) appointing the independent auditors for the annual audit and approving the fee arrangements with the independent auditors; (ii) monitoring the independence, qualifications and performance of the independent auditors; (iii) reviewing the planned scope of the annual audit; (iv) reviewing the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002; (vi) reviewing our accounting management and controls and any significant audit adjustments proposed by the independent auditors; (vii) making a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K; (viii) reviewing recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management; (ix) reviewing matters of disagreement, if any, between management and the independent auditors; (x) periodically reviewing our Policy Regarding the Retention of Former Employees of Independent Auditors; (xi) overseeing compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors; (xii) meeting privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls; (xiii) monitoring our internal audit department, including our internal audit plan; (xiv) monitoring our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our code of business conduct and ethics; (xv) reviewing current tax matters affecting us; (xvi) periodically discussing with management our risk management framework; (xvii) serving as our qualified legal compliance committee; and (xviii) monitoring any litigation involving Manpower which may have a material financial impact on Manpower or relate to matters entrusted to the audit committee. In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to Manpower’s financial statements or that otherwise require disclosure to Manpower’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee held five meetings during 2007. The audit committee did not take action by written consent during 2007.

The executive compensation committee consists of Mr. Bouchard (Chairman), Mr. Bolland, Ms. Dominguez, Mr. Greenberg, Ms. Ridgway and Mr. Walter. Ms. Dominguez was appointed to the executive compensation committee on May 2, 2007. Each member of the executive compensation committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code. The functions of this committee are to: (i) establish the compensation of the president and chief executive officer and the chief financial officer of Manpower, subject to ratification by the board of directors; (ii) approve the compensation, based on the recommendations of the president and chief executive officer of Manpower, of certain other senior executives of Manpower and its subsidiaries; (iii) determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of Manpower’s retirement and other fringe benefit plans, with respect to the individuals listed in (i) and (ii); (iv) periodically review the succession plans for the executive officers of Manpower and its subsidiaries; (v) administer Manpower’s equity incentive plans and employee stock purchase plans and oversee Manpower’s employee retirement and welfare plans; (vi) administer Manpower’s corporate senior management incentive plan; and (vii) act as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code. The executive compensation committee held six meetings during 2007. The executive compensation committee did not take action by written consent during 2007.

The executive compensation committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chairman of the executive compensation committee, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the executive compensation committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the executive compensation committee in the performance of its duties.

The executive compensation committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating Manpower’s executive compensation programs and practices. The executive compensation committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2007, the executive compensation committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of Manpower’s base salary, annual incentive opportunity, total cash compensation, long-term incentive compensation, and total direct compensation for executive officers relative to the market and competitive practice;

•	Review the companies included in Manpower’s industry peer group and broad market peer group;

•	Provide advice and assistance to the executive compensation committee on the levels of total compensation and the principal elements of compensation for Manpower’s senior executives;

•	Brief the executive compensation committee on executive compensation trends among large public companies and on regulatory, legislative and other developments;

•	Advise the executive compensation committee on the performance goals and award opportunities for incentive compensation awards;

•	Review Manpower’s senior management stock ownership guidelines and compare with market data; and

•	Assist with the preparation of the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

Mercer may, from time to time, contact executive officers for information necessary to fulfill its assignment. With the approval of the chairman of the executive compensation committee, during 2007 Mercer worked with Manpower’s senior vice president, global human resources and Manpower’s chief financial officer (and with members of their staffs) to obtain the information necessary to carry out its assignments from the committee.

The executive committee consists of Messrs. Joerres, Bouchard and Walter. This committee may exercise full authority in the management of the business and affairs of the board of directors when the board of directors is not in session, except to the extent limited by Wisconsin law, our articles of incorporation or by-laws, or as otherwise limited by the board of directors. Although the committee has very broad powers, in practice it acts only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the board of directors. The executive committee did not meet or take action by written consent during 2007.

The nominating and governance committee consists of Mr. Walter (Chairman), Mr. Bouchard, Mr. Davis, Ms. Ridgway and Mr. Zore. Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The functions of this committee are to: (i) recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors; (ii) establish procedures and assist in identifying candidates for board membership; (iii) review the qualifications of candidates for board membership; (iv) periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate; (v) coordinate the annual self-evaluation of the performance of the board of directors and each of its committees; (vi) establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures; (vii) monitor compliance by the non-management directors with our code of business conduct and ethics; and (viii) develop and periodically review succession plans for the directors. The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee met five times during 2007. The nominating and governance committee did not take action by written consent during 2007.

The nominating and governance committee will consider candidates nominated by shareholders in accordance with the procedures set forth in Manpower’s by-laws. Under Manpower’s by-laws, nominations other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of Manpower. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of Manpower not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

The board of directors has adopted guidelines for selecting candidates for election to the board of directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to Manpower in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of Manpower in order to carry out the responsibilities of a director.

In addition, Manpower’s corporate governance guidelines state that it is the policy of the board of directors that no individual who would be age 70 or older at the time of his or her election will be eligible to stand for election to the board of directors.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with these guidelines. The full text of the guidelines is attached as an appendix to the charter of the nominating and governance committee, which is available in print or on Manpower’s web site as described above.

Manpower does not have a policy regarding board members’ attendance at the annual meeting of shareholders. All of the directors attended the 2007 annual meeting of shareholders.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth in the table below, as of February 19, 2008, are the shares of Manpower common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Executive and Director Compensation — Summary Compensation Table,” who we refer to as the named executive officers, and all directors and executive officers of Manpower as a group and the shares of Manpower common stock that could be acquired within 60 days of February 19, 2008 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire Common Stock(1)(2)	Percent of Class(3)
Jeffrey A. Joerres	905,513	(4)(5)	734,550	1.1%
Michael J. Van Handel	250,614	(5)	203,500	*
Barbara J. Beck	126,705	(5)	114,694	*
Marc J. Bolland	10,523	(5)	6,250	*
Gina R. Boswell	2,753	(5)	0	*
J. Thomas Bouchard	24,196		0	*
Willie D. Davis	50,826		50,826	*
Cari M. Dominguez	0		0	*
Darryl Green	0		0	*
Jack M. Greenberg	11,757	(5)	10,000	*
Françoise Gri	5,000		5,000	*
Terry A. Hueneke	16,695	(5)	8,750	*
Ulice Payne, Jr.	0		0	*
Jonas Prising	37,278	(5)	32,237	*
Rozanne L. Ridgway	39,120		38,120	*
Owen J. Sullivan	67,123	(5)	53,010	*
John R. Walter	71,569		71,569	*
Edward J. Zore	84,424		64,424	*
All directors and executive officers as a group (18 persons)	1,704,096		1,392,930	2.1%

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column. The table does not include vested shares of deferred stock, which will be settled in shares of Manpower common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan: Mr. Bolland — 2,885; Ms. Boswell — 165; Mr. Bouchard — 4,221; Mr. Davis — 4,184; Ms. Dominguez — 834; Mr. Greenberg — 4,145; Mr. Hueneke — 1,791; Mr. Payne — 266; Ms. Ridgway — 4,602; Mr. Walter — 3,911; and Mr. Zore — 6,013. The table does not include 1,757 unvested shares of deferred stock, which will be settled in shares of Manpower common stock on a one-for-one basis, held by each of Mr. Bouchard, Mr. Davis, Ms. Dominguez, Mr. Payne, Ms. Ridgway, Mr. Walter and Mr. Zore that were issued under the 2003 Plan and the Terms and Conditions on January 1, 2008. These shares of deferred stock vest in equal quarterly installments during the year of grant. Finally, the table does not include 10,000 and 2,500 unvested restricted stock units held by Mr. Green and Mr. Prising, respectively, that were issued under the 2003 Plan. These restricted stock units will be settled in shares of Manpower common stock on a one-for-one basis as of May 28, 2011 with respect to the restricted stock units held by Mr. Green and February 16, 2010 with respect to the restricted stock units held by Mr. Prising, except as otherwise provided in the 2003 Plan.
(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options.
(3)	No person named in the table, other than Mr. Joerres, beneficially owns more than 1% of the outstanding shares of common stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

(4)	Includes 300 shares held by Mr. Joerres’ spouse.
(5)	Includes the following number of shares of unvested restricted stock as of the record date: Mr. Joerres — 80,000; Mr. Van Handel — 15,000; Ms. Beck — 5,000; Mr. Prising — 2,500; Mr. Sullivan — 7,500; Mr. Bolland — 1,757; Ms. Boswell — 1,757; Mr. Greenberg — 1,757; and Mr. Hueneke — 1,757. The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Program Oversight

The executive compensation committee of the board of directors oversees the design and administration of Manpower’s compensation programs for the senior executive officers. A discussion of the committee’s structure, roles and responsibilities and related matters can be found under the heading “Meetings and Committees of the Board.”

Executive Summary

With significant operations around the globe and more than 80% of its revenue coming from outside North America, Manpower must attract and retain executive talent with the competencies and skills to operate successfully in a variety of environments and across cultures. Manpower’s executive compensation program is designed to reward those executives who demonstrate these competencies and skills as evidenced by operational excellence and strong financial results. Manpower believes that Manpower’s ability to attract and retain executives who have these attributes leads to the creation of long-term shareholder value.

In making decisions regarding compensation elements, program features and compensation award levels, Manpower is guided by a series of principles, listed below. Within the framework of these principles, Manpower considers the competitive market using data from peer groups and published surveys, corporate, business unit and individual results and, various individual factors. Although certain elements of compensation are tied to objective, predetermined goals, compensation decisions are not strictly formulaic but reflect subjective judgments as well.

The hallmark of the executive compensation program at Manpower is that pay should increase or decrease commensurate with results. Consequently, Manpower’s short- and long-term incentive programs place a significant portion of each named executive officer’s (“NEO’s”) compensation at risk by tying rewards to achievement of financial and operational objectives. The CEO had approximately 90% of his 2007 total compensation (based on the grant date fair value of equity-based awards, but excluding benefits) at risk. This amount includes the annual cash incentive, stock options and performance share units. The CFO had approximately 85% of his 2007 pay at risk, and the other NEOs generally had more than 70% of 2007 pay at risk. Further, the committee believes that benefits and perquisites have been kept to a minimum level and that severance and change-in-control benefits are well within market practice. Executives are also expected to be shareholders and comply with stock ownership guidelines.

Executive Compensation Guiding Principles

Manpower’s executive compensation guiding principles are to:

•	pay for results,

•	not pay for failure,

•	align compensation with shareholder interests,

•	pay competitively,

•	balance cash and equity,

•	use internal and external performance reference points,

•	recognize the global and cyclical nature of our business,

•	retain executives,

•	assure total compensation is affordable, and

•	clearly communicate plans so that they are understood.

Compensation and Benefit Elements

Manpower’s executive compensation guiding principles are implemented using various elements. The range of elements used in 2007 was intended to provide a compensation and benefits package that addresses the competitive market for executive talent, creates a strong incentive to maximize shareholder value, produces outcomes that increase and decrease meaningfully commensurate with Manpower’s results, and is aligned with Manpower’s business strategy. For 2007, Manpower used the following elements, each of which is discussed below:

•	Base salary

•	Annual incentive award paid in cash for achieving pre-determined goals

•	Long-term incentive awards

–	Stock options,

–	Performance share units, which vest on achieving a pre-determined financial goal, and

–	Occasional grants of restricted stock or restricted stock units.

•	Retirement and deferred compensation

–	Career shares for select executives, which vest based on service, and

–	Nonqualified savings plan with a defined contribution benefit.

•	Other benefits

–	Financial planning reimbursement, automobile benefits and business club memberships,

–	Selected benefits for expatriate executives,

–	Participation in broad-based employee benefit plans, and

–	Other benefits required by local law or driven by local market practice.

Compensation Policies and Process

In determining the compensation of the NEOs, Manpower takes into account the compensation paid in the competitive market, as well as results and various individual factors, each of which is described below. This determination includes: (1) the elements of compensation and their relative weighting; (2) the goals for which variable compensation should be paid for any particular executive; and (3) the appropriate level of compensation. The committee employs an outside compensation consultant to assist in the process.

Positioning compensation against the market.    The committee’s practice is to manage compensation to the median of compensation paid in the competitive market for target performance and to provide maximum remuneration opportunities that approximate the 75th percentile of the competitive market for outstanding performance. However, the committee’s approach to market positioning is not strictly formulaic; some compensation levels or award opportunities may be above or below these reference points. This approach is embodied in the design of the annual incentive plan and the program of equity-based awards, as described below. In setting each component of compensation, the committee takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation (i.e., long-term compensation).

Defining the competitive market.    Manpower looks to the compensation paid to executives who hold comparable positions at certain other public companies in defining the competitive market. Ideally, Manpower would refer to publicly traded companies in the staffing industry to obtain competitive market information for this purpose. However, Manpower is substantially larger with significantly greater global operations than those companies based in the U.S., which include:

Administaff, Inc.	MPS Group, Inc.
CDI Corp.	Robert Half International Inc.
Gevity HR, Inc.	Spherion Corporation
Kelly Services, Inc.	TrueBlue, Inc. (f/k/a Labor Ready, Inc.)
Kforce Inc. MPS Group, Inc.	Volt Information Sciences, Inc.

Accordingly, while Manpower and the committee review the compensation practices of these staffing industry competitors, the committee believes that the executive positions at these companies are not comparable in scope and complexity to the NEO positions at Manpower. For this reason, the committee does not believe that the compensation levels paid to executives at these companies provide a credible indicator of the competitive market for Manpower’s NEOs.

As a better indicator of the competitive compensation market for executives with responsibilities comparable to Manpower’s NEOs, the committee reviews compensation data for a group of general industry global companies that are of comparable size and complexity to Manpower. With the advice of its outside compensation consultant, the committee initially established this peer group seven years ago, using the following criteria: revenue; percentage of revenue from global operations; cyclical nature; operating margin; span of global business; and industry. The makeup of this group has been adjusted from time to time since its initial establishment as considered appropriate by the committee based on these criteria. The general industry global companies included in this peer group for purposes of setting 2007 compensation are:

Cummins Inc.	Office Depot, Inc.
Fluor Corporation	Smithfield Foods, Inc.
Halliburton Company	Tech Data Corporation
Hess Corporation	The Goodyear Tire & Rubber Company
Lear Corporation	The Pepsi Bottling Group, Inc.
Marriott International, Inc.	Whirlpool Corporation

For 2008, the committee reviewed compensation information for the CEO and CFO of Manpower’s European-based competitor, Adecco SA. However, because of the substantial differences in pay and disclosure practices between the U.S. and Europe, the committee used this information only as a secondary reference point.

In addition to the above peer group data, Manpower considers data from compensation surveys published by the committee’s outside consultant and other third-party data providers that are recommended by the committee’s outside consultant as appropriate and credible sources for compensation data for each NEO’s position. For executive positions located outside of the U.S., Manpower also takes into account both U.S. and international (regional and local) compensation survey data in an effort to set salaries that are equitable among the members of a global team but competitive within the global markets where Manpower competes for talent.

Assessing individual factors.    An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within Manpower should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The committee uses a historical compensation report and a tally sheet (modeled on the summary compensation table) to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO. With respect to historical compensation, the unvested and vested value inherent in outstanding equity awards are also considered, as well as information on the value of prior equity awards without regard to whether the executive has exercised options or sold shares in order to provide an understanding of the aggregate opportunity that has been awarded.

Pay for results: annual objective financial goals and operating objectives.    Consistent with Manpower’s pay for results philosophy, annual incentive compensation awards are tied to Manpower’s financial results; for example, annual earnings per share. In addition, a portion of each NEO’s annual incentive award is based on achievement of operating objectives which are typically tied to broad strategic or operational initiatives. For the CEO and CFO, these objectives generally are based on company-wide initiatives, while for other NEOs the operating objectives are tied to the business unit or functional area for which the NEO is responsible.

The components of the annual incentive program include the annual financial goals and the operating objectives described above, the award opportunity for achievement of each financial goal and the operating objectives, and the weighting of each measure toward the NEO’s total award opportunity. The annual incentive is calculated based on actual results compared to the goals for results for each measure.

To maintain the integrity of the goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it with a commensurate increase or decrease in the associated award opportunity as outcomes vary upwards or downwards. The range of goals for results and associated award opportunities under the program are expressed as “threshold,” “target” and “outstanding.” If results are below threshold, no annual incentive is paid. If results exceed outstanding, the annual incentive is capped at the outstanding award opportunity. A cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.

Long-term equity incentive awards.    The committee uses equity-based awards to focus NEOs on long-term results and, together with deferred vesting of the right to receive the award, as a retention incentive. The types of awards used by the committee include primarily stock options (generally vesting over a four-year period) and performance share units. Performance share units entitle the holder to receive shares of Manpower stock at the end of a specified performance period based on attainment of specified financial goals (generally vesting at the end of a three-year period). The committee believes that stock option grants provide an important overall incentive to NEOs to maximize the value of Manpower’s stock. The committee uses performance share units to provide a more targeted incentive to drive long-term shareholder value, as well as a retention incentive.

From time to time, the committee also may use restricted stock or restricted stock units, particularly in the case of new hires, to establish some basic alignment of the NEO’s financial interests with those of the shareholders and, together with deferred vesting of the right to receive the award, as a retention incentive.

Process for compensation determinations.    Compensation determinations for the CEO and the CFO are made by the committee, subject to ratification by the board of directors. These include determinations regarding the establishment and achievement of the annual financial goals and operating objectives for the annual incentives described above, any salary adjustments, and any equity-based compensation awards. For other NEOs, compensation determinations regarding the establishment and achievement of the goals and objectives for the annual incentive plan generally have been made by the CEO, with the overall results reviewed by the committee. Salary determinations and equity-based awards for the other NEOs are made by the committee based on the recommendations of the CEO.

CEO and CFO determinations:

The process for setting the annual financial goals for compensation purposes for the CEO and CFO begins with the collaboration between the CFO and the committee’s outside compensation consultant. The compensation consultant reviews and provides advice to the committee about the goals. The goals applicable to the CEO and the CFO are reviewed by the committee, which seeks to assess their alignment with the financial plan and forecast for the year, their alignment with the Company’s business strategy, their implications for shareholder value creation including earnings growth, and the difficulty of attaining the goals. In connection with its review, the committee considers the financial information described above and consults with management, including financial personnel, and the committee’s outside compensation consultant. Based on this process, the committee ultimately determines the financial goals and the range of award opportunities for achievement of the goals, including the weighting of each goal, for the CEO and the CFO, subject to ratification by the board of directors.

The process for setting the annual operating objectives for the CEO and CFO begins with the CEO, who recommends to the committee at the beginning of each year the objectives for both himself and the CFO for the year. The committee then reviews these operating objectives in the context of Manpower’s strategic and operating plans, and subject to any further adjustments, approves them.

After the close of each year, a determination is made regarding the achievement by the CEO and CFO of their goals and objectives for the year. The committee reviews and approves a determination of the amount of the annual incentive award for each based on achievement of the objective financial goals established by the committee for each at the beginning of the year. The committee also reviews the CEO and CFO’s performance and the achievement of the operating objectives for the year. Based on this review, the committee makes a determination as to the amount of any award for the year tied to achievement of these objectives for the CEO and CFO, subject to ratification by the board of directors.

Equity awards to the CEO and CFO, including applicable vesting schedules, are determined by the committee and usually approved by the committee at its regularly scheduled meeting in February of each year. The grant date of such awards is the date the committee approves the grant. The exercise price of any options granted is the closing price on the date of grant. The board of directors must approve any grants to the CEO and the CFO.

As part of the decision-making process on compensation matters affecting the CEO, the committee meets in executive session without the CEO or other management present. Likewise, when considering ratification of compensation matters for the CEO, the board of directors meets in executive session.

Determinations for NEOs other than the CEO and CFO:

The process for setting the annual financial goals for the other NEOs begins with the establishment by the CEO and the CFO of preliminary goals based on the financial plan and forecast for the current year, the prior year’s results, strategic initiatives, industry performance and projected economic conditions in Manpower’s major geographies. Based on this process, the CEO arrives at financial goals and award opportunities for achievement of the goals for the NEOs. To the extent the financial measures are the same as those applicable to the CEO and CFO (e.g., earnings per share), the goals are generally consistent with those goals and range of award opportunities applicable to the CEO and the CFO. The committee then reviews the resulting overall incentive opportunity amounts.

The operating objectives for the other NEOs are established by the CEO at the beginning of each year.

After the close of each year, the CEO reviews and approves a determination of the amount of the annual incentive to each NEO for achievement of the NEO’s objective financial goals. The CEO also makes a determination as to the amount of any annual award based on achievement of the operating objectives for each NEO. The CEO then presents a recommended total incentive for each NEO to the committee for its review and approval.

Equity awards to NEOs, including applicable vesting schedules, are determined by the committee and usually approved by the committee at its regularly scheduled meeting in February of each year. The CEO recommends to the committee the individual grants for all NEOs other than himself and the CFO. The committee reviews the recommendations, makes any adjustments it deems appropriate, and makes the grants. The committee may make grants to NEOs at other times during the year as it deems appropriate. The grant date of such awards is the date the committee approves the grant, except the grant date for a new hire may be the date of hire if such hire date is after the date of committee approval. The exercise price of any options granted is the closing price on the date of grant.

Components of the 2007 Executive Compensation Program

Base salary.    Manpower has included base salary as a component of its executive compensation program in order to attract and retain the executive talent needed to run a complex global business, as well as to compensate NEOs for their day-to-day efforts. Generally, base salary is set near the median of base salaries paid in the relevant competitive market for the particular position, but each NEO may have a base salary above or below the median of the competitive market because the committee also takes into account the individual factors described above. As a result of the competitive market and the complexity of the role, his level of responsibility, and his overall impact on Manpower, the CEO’s base salary is materially larger than the next highest paid NEO.

Base salary levels affect the value of other compensation and benefit elements. Specifically, because the annual incentive is awarded as a percentage of base salary, a higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The value of the long-term incentive awards is not determined as a multiple of base salary, and therefore an increase in base salary does not automatically result in an increase in long-term incentive award levels. Finally, the level of severance benefit each NEO may receive is increased if his or her base salary is increased.

2007 annual incentive awards for CEO and CFO.    The annual incentive plan for the CEO and the CFO for 2007 was the 2002 Corporate Senior Management Incentive Plan. The financial goals under this plan are earnings per share (EPS) and economic profit (EP) for the year.

EPS is defined as diluted earnings per share of Manpower on a consolidated basis. The committee believes that using EPS as a performance goal keeps the CEO and the CFO focused on producing financial results that align with the interests of shareholders. In this regard, Manpower is in a cyclical business which is influenced by economic and labor market cycles that are outside of Manpower’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes.

EP is defined as net operating profit after taxes of Manpower on a consolidated basis less a capital charge. Part of Manpower’s business strategy is to manage itself to produce returns in excess of its cost of capital. EP as a performance goal promotes this strategy.

The following table shows the goals established by the committee for 2007:

Goal	Threshold	Target	Outstanding
EPS	$3.85	$4.25	$4.70
EP	$60MM	$95MM	$130MM

As explained above, the operating objectives are tied to specific business strategic goals. For 2007, the CEO and CFO had three operating objectives: (1) increasing the development of executive talent within the organization, (2) increasing the level of business in specialized employment areas and (3) achieving significant progress in the development and implementation of recruitment strategies in specialized areas. These particular objectives were established by the committee based on the recommendation of the CEO and the committee’s judgment that they were appropriate in the context of the operating and strategic plans of Manpower.

For 2007, the CEO and CFO total annual incentive award opportunity was weighted 40% to EPS, 40% to EP and 20% to the operating objectives. The committee assigned a combined weighting of 80% to these two objective financial goals based on its view, expressed above, that pay should be aligned with results and its judgment that the goals largely provide the appropriate incentive for management. As between the two metrics, it believed that both were equally important. At the same time, the committee believed it appropriate to reserve 20% of the weighting for the operating objectives in order to provide a financial incentive for achievement of the particular strategic and operational initiatives identified in consultation with the CEO. In addition, the committee set the award opportunities for the CEO and the CFO for 2007 as follows. For the CEO, the incentive award payable for target performance was 150% of base salary, for outstanding performance was 300% of base salary, and for threshold performance was 37.5% of base salary, and for the CFO, the incentive award payable for target performance was 100% of base salary, for outstanding performance was 200% of base salary, and for threshold performance was 25% of base salary.

Accordingly, the annual incentive payable to the CEO as a percentage of 2007 base salary for achieving threshold, target or outstanding results for each measure of results is as follows:

	Threshold	Target	Outstanding
EPS goal	15%	60%	120%
EP goal	15%	60%	120%
Operating Objectives	7.5%	30%	60%
Total	37.5%	150%	300%

For the CFO, the annual incentive payable as a percentage of base salary at threshold, target or outstanding results for each measure is as follows:

	Threshold	Target	Outstanding
EPS goal	10%	40%	80%
EP goal	10%	40%	80%
Operating Objectives	5%	20%	40%
Total	25%	100%	200%

These award opportunities were the same as the award opportunities for 2006 and will be the same for 2008.

The committee attempts to set the annual incentive award opportunities for the CEO and the CFO to the median of the competitive market for the target award and seeks to approximate the 75th percentile of the competitive market for outstanding performance, although each of them may have an award opportunity above or below such reference point because the committee also takes into account the individual factors described above. The CEO’s award opportunities are higher than the opportunities for the other NEOs. Likewise, the CFO’s award opportunities are higher than those of all other NEOs except the CEO. The committee determined these award levels taking into account the competitive market data and the committee’s objective of emphasizing performance-based pay rather than fixed salary in the Manpower compensation program. In the case of the CEO, the committee also took into account his broad role with final accountability for Manpower’s global results, and in the case of the CFO, the committee took into account not only his significant financial role within Manpower but also his broader senior management role and operating responsibilities.

The determination of the extent to which the operating objectives have been achieved is based on the committee’s subjective judgment regarding achievement and, where applicable, on achievement of quantitative measures associated with an operating objective. While the CEO provides the committee with his assessment of the achievement of the operating objectives for the CEO and the CFO, the committee makes its own assessment of the extent to which each operating objective was achieved.

The CEO and CFO both earned an incentive award for 2007 based on Manpower’s EPS and EP for the year and the specified award opportunities for EPS and EP applicable at those levels. The committee exercised negative discretion to reduce the awards to the CEO and CFO from what they otherwise would have been based on Manpower’s actual EPS and EP. This adjustment was made to offset the increase in EPS and EP caused by the benefit recognized for 2007 attributable to a modification in the calculation of French payroll taxes that took effect in 2007 but was eliminated by French legislation later in the year. The committee used this discretion because the benefit was relatively significant in amount and was the result of a change in law that was reversed in a short period of time. In addition, the committee approved an incentive award to each of the CEO and CFO at levels determined in the committee’s judgment to be appropriate based on the achievement of each of his or her operational objectives for the year. The total incentive awards are shown in the Summary Compensation Table below and are described in detail in the narrative following the Grants of Plan-Based Awards Table below.

2007 annual incentive awards for other NEOs.    The annual incentive goals for the other NEOs are based on Manpower EPS, business unit financial results and operating objectives. Business unit financial results goals include:

•	Adjusted Operating Unit Profit (AOUP) which is defined as operating unit profit less a capital charge for outstanding accounts receivable.

•	Selling and administrative expenses as a percentage of gross profit.

•	Gross profit growth.

For the same reasons they have chosen to use EPS as a goal for the CEO and the CFO, the committee believes that using EPS as a performance goal keeps the other NEOs focused on producing financial results that align with the interests of shareholders. The other business unit financial results were selected to encourage the other NEOs to increase profitability in their respective business units.

The AOUP goals for the other NEOs for 2007 are as follows (in 000’s of USD):

		Threshold	Target	Outstanding
Barbara J. Beck	– AOUP of EMEA	$110,000	$140,000	$165,000
Françoise Gri	– AOUP of France	$115,000	$130,000	$145,000
Darryl Green	– AOUP of Asia Pacific	$20,000	$25,000	$32,000
Jonas Prising	– AOUP of U.S. and Canada	$60,000	$66,000	$77,000
Owen J. Sullivan	– AOUP of Jefferson Wells	$20,000	$30,000	$40,000
	– AOUP of Right Management	$10,000	$20,000	$35,000

Manpower believes that to disclose the business unit S&A/Gross Profit and Gross Profit Growth goals for the NEOs would reveal business strategy and expose Manpower to competitive harm. The target level for each goal was designed to be reasonably achievable for the NEO with high quality management performance, given the economic conditions and other circumstances at the time the goal was established. On the other hand, the outstanding level for the goal was designed to be difficult to achieve under those circumstances, while the threshold level was designed to be achievable with satisfactory management performance. In the last three years, the executives who were NEOs in those years have generally achieved these business unit financial goals at or above the target level, but have not generally achieved these objectives at the outstanding level.

The operating objectives for the other NEOs for 2007 are summarized as follows:

Barbara J. Beck	–	increase business in particular segments within EMEA, achieve certain management hiring and organizational objectives in EMEA, and pursue certain development goals.

Françoise Gri	–	pursue implementation of certain strategies to expand areas of new business in France and achieve certain management team objectives relating to the French operations.

Darryl Green	–	achieve certain management development goals in the Asia Pacific region and pursue development of certain strategies for increasing business in the region.

Jonas Prising	–	increase business volumes and profits in areas for which he is responsible and achieve certain management goals.

Owen J. Sullivan	–	expand the management capabilities of Jefferson Wells and Right, address operational improvement in the corporate account area, and pursue implementation of certain strategies to increase the levels of business at Right and at Manpower.

These particular objectives were selected by the CEO based on his judgment that they promoted the operating and strategic plans of Manpower relative to each NEO’s business unit.

The annual incentive payable to the NEOs as a percentage of 2007 base salary for achieving threshold, target or outstanding results for each measure of results is as follows:

Barbara J. Beck, Françoise Gri, Darryl Green and Jonas Prising

	Annual Incentive Payment as a Percentage of 2007 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	8.75%	26.25%	52.5%
S&A/Gross Profit	2.5%	7.5%	15%
Gross Profit Growth	2.5%	7.5%	15%
EPS Goal	5%	15%	30%
Operating Objectives	6.25%	18.75%	37.5%
Total	25%	75%	150%

Owen J. Sullivan

	Annual Incentive Payment as a Percentage of 2007 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	12.5%	37.5%	75%
EPS Goal	5%	15%	30%
Operating Objectives	7.5%	22.5%	45%
Total	25%	75%	150%

Consistent with its compensation practices, the committee attempts to set the annual incentive award opportunities for each of the NEOs near the median of the competitive market for the target award and seeks to approximate the 75th percentile of the competitive market for outstanding performance. However, each of the NEOs may have an award opportunity above or below the desired reference point because the committee also takes into account the individual factors described above.

Each of these NEOs earned an incentive award for 2007 based on achievement of the financial goals and award opportunities applicable to the NEO. As it did with the CEO and CFO, the committee exercised negative discretion to reduce the awards to each NEO relative to EPS from what they otherwise would have been based on Manpower’s actual EPS. This adjustment was made to offset the increase in EPS caused by the benefit recognized for 2007 attributable to a modification in the calculation of French payroll taxes that took effect in 2007 but was eliminated by French legislation later in the year. The committee used this discretion because the benefit was relatively significant in amount and was the result of a change in law that was reversed in a short period of time. In addition, each earned an award for 2007 based on achievement by each such NEO of his or her operational objectives for the year. The total incentive awards are shown in the Summary Compensation Table below and are described in detail in the narrative following the Grants of Plan-Based Awards Table below.

2007 long-term incentive awards for all NEOs.    The committee awarded stock options and performance share units to NEOs in 2007.

The performance criteria for the performance share units granted to all NEOs in 2007 is Manpower’s average operating profit margin for 2007, 2008 and 2009. Operating profit margin (expressed as a percentage) is defined as annual operating profit divided by revenue from services, with adjustments (1) to reverse the impact of any changes in our accounting methods made during the performance period and (2) to reverse the impact of any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category): charges for goodwill impairment; nonrecurring restructuring gains or charges; and nonrecurring accrual adjustments pertaining to periods outside of the period of measurement.

The committee used operating profit margin as the performance criteria for the performance share units based on its judgment that this metric is a key driver of long-term shareholder value. The number of units that vest and are then delivered in shares to the individual executive varies depending on performance against the goal. For the cycle that begins with 2007, the performance levels established by the committee are shown in the following table.

	Threshold	Target	Maximum
Average Operating Profit Margin 2007-2009	3.10%	3.20%	3.67%

These performance goals were established by the committee based on the recommendation of the CFO, advice received by the committee from the committee’s outside compensation consultant about the recommended goals, and the committee’s judgment that they were appropriate after considering Manpower’s financial performance, operating and strategic plans for the three-year performance cycle including financial projections. The committee granted performance share units to NEOs in 2006 based on average operating profit margin for the 2006-2008 cycle. The performance levels established by the committee for the 2007-2009 cycle represent an increase over the performance levels established for the 2006-2008 cycle.

In connection with the hiring of Mr. Green in May 2007, the committee granted additional performance share units to him for which the performance criteria is Revenue and Operating Unit Profit Percentage for certain of the business units for which Mr. Green has responsibility. These performance criteria for Mr. Green’s performance share units were selected to provide an incentive for Mr. Green that was aligned with Manpower’s development strategy in the Asia Pacific region. The performance period for this award of performance share units is 2007-2010. Manpower believes that to disclose the specific business unit Revenue and Operating Unit Profit Percentage goals for Mr. Green’s performance share units would reveal business strategy and expose Manpower to competitive harm. As with the annual incentive awards, the target level of the performance share units was designed to be reasonably achievable for him with high-quality management performance, given the economic conditions and other circumstances at the time the goals were established. Also, the outstanding level for the goals was designed to be difficult to achieve under those circumstances, while the threshold level was designed to be achievable with satisfactory management performance.

The numbers of performance share units and options granted to each NEO are shown in the Grants of Plan-Based Awards table below. In making decisions about the stock options and performance share units to grant the NEOs, the committee takes into account the competitive market data, individual and corporate/business unit performance, and the individual factors described above. Using these factors, a target value for incentive equity grants is determined for each NEO. In 2007, the committee determined to allocate this value roughly equally between stock options and performance share units. The committee believes that stock options provide a strong overall incentive to maximize share price while the performance share units provide a more targeted incentive to improve operating profit margin. The allocation between the two forms of incentive was determined based on the committee’s judgment that each should be awarded approximately equal weight to obtain the appropriate incentive mix, although putting slightly more emphasis on the overall incentive provided by stock options.

The committee also granted restricted stock units to Mr. Green upon his hire during the year as a retention device and to establish basic alignment with him amongst the other NEOs.

Retirement and Deferred Compensation Benefits

Career shares.    The committee selectively uses restricted stock that vests completely on a single date several years into the future (for example, five or six years) to provide a deferred compensation benefit as well as a retention incentive. The committee considers each year whether to make any such grants, to whom to make such grants and the size of such grants. The committee makes these determinations by taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award and the perceived need to supplement the NEO’s long-term retirement benefit. In 2007, career shares were granted to only two NEOs, Mr. Prising and Mr. Sullivan.

Nonqualified deferred compensation plan.    Manpower maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in Manpower’s 401(k) plans. Manpower maintains a separate non-qualified savings plan for eligible executives, providing comparable benefits to those provided to 401(k) plan participants although not as favorable for tax purposes as a qualified plan, including compensation deferrals and matching and profit-sharing contributions. The committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

Other Benefits

NEOs participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday’s programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business.

Manpower sponsors an employee stock purchase plan allowing employees to purchase common stock at a discount. The plan is broad-based and available to all U.S. employees, including qualifying temporary employees, and employees in certain other countries.

Manpower reimburses the NEOs who are subject to U.S. taxes for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, Manpower provides memberships in several clubs for business entertaining. This benefit is provided as it is common practice to conduct business at these clubs in the Milwaukee area. To the extent NEOs use these clubs for personal purposes, they are required to reimburse Manpower. Manpower also maintains a broad-based auto program that covers approximately 130 management employees in the U.S., including the U.S.-based NEOs. Pursuant to this program, Manpower pays 75% of the cost of a leased car for the NEOs based in the U.S. In connection with her assignment to the United Kingdom, Ms. Beck participates in an auto program in the United Kingdom under which she receives a monthly stipend for the cost of a leased car. Consistent with local practice in France and Japan, Manpower provides both Ms. Gri and Mr. Green with a company car. All of these car programs are an integral part of Manpower’s benefit package and are viewed as a high value benefit by the NEOs.

Severance Arrangements

Manpower has entered into severance agreements (which include change in control benefits) with each of the NEOs. The committee believes that such agreements benefit Manpower by clarifying the terms of employment and by protecting Manpower’s business through non-competition, non-solicitation and non-disclosure provisions. The committee believes that severance and change in control policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the organization before a transaction closes. This outcome can reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The severance agreements provide benefits to the NEOs in the event of certain terminations, such as involuntary terminations not for “cause” or voluntary terminations for “good reason.” The amount of the benefits under the agreements is enhanced if the termination is associated with a change in control. However, there must be a termination of the NEO’s employment in order for the NEO to receive the enhanced benefits upon a change in control. Each NEO’s potential severance benefit is affected by the level of his or her base salary and annual incentive opportunity.

The committee has chosen these events as triggering a payment because they involve an involuntary termination or constructive termination that did not arise from a failure to perform or misconduct and that, in the absence of the agreement, could result in the loss of substantial benefits that the NEO would otherwise have earned. Furthermore, the committee recognizes that even in a competitive market for executive talent, the number of comparable positions at comparable companies is limited and finding a replacement position following an involuntary termination may take a substantial amount of time.

The committee believes it is appropriate to have such agreements, provided the agreements have a limited term and are periodically subject to renewal and approval by the committee and the board of directors. The committee periodically reviews the benefits provided under the agreements to ensure that they serve Manpower’s interests in retaining key executives, are consistent with market practice and are reasonable. When conducting this review, the committee includes an assessment of the total value of benefits that would accrue to each executive under the various applicable severance scenarios. In February 2008, the committee conducted a review of the severance agreements entered into between Manpower and the CEO and CFO.

Additional Executive Compensation Policies

Stock ownership guidelines.    The committee believes that NEOs and other senior executives should hold a meaningful stake in Manpower to align their economic interests with those of the shareholders. To that end, the committee adopted stock ownership guidelines that are based on the stock price and base salary in effect on December 31, 2005. The committee has set a goal of five years for these senior executives to attain the targeted ownership levels. In determining whether targeted ownership levels have been met, the committee will not take into account unvested restricted stock, unvested stock options, outstanding performance share units or unvested restricted stock units. The committee intends to revisit these stock ownership guidelines in 2008. As indicated in the following table, as of December 31, 2007, each of the NEOs had met these guidelines, except for Ms. Gri and Mr. Green, both of whom were new hires.

NEO	Target as a multiple of salary	Target value($)		Target number of shares(#)	Number of shares held as of December 31, 2007(#)	Status as of December 31, 2007
Jeffrey A. Joerres	5	5,000,000		107,526	708,291	Guideline met
Michael J. Van Handel	3	1,500,000		32,258	197,400	Guideline met
Françoise Gri	2	1,049,760	(1)	22,575	0	New hire
Barbara J. Beck	2	840,000		18,064	88,313	Guideline met
Owen J. Sullivan	2	800,000		17,204	45,510	Guideline met
Darryl Green	2	850,000	(1)	18,279	0	New hire
Jonas Prising	2	700,000		15,053	19,313	Guideline met

(1)	Both Ms. Gri’s and Mr. Green’s target values are based on their respective starting salaries.

Manpower has also adopted a policy to prohibit designated individuals, including the NEOs, from engaging in short-selling of Manpower securities and buying and selling puts and calls on Manpower securities without advance approval. To date, no designated individual has requested approval to engage in such a transaction.

Diversification.    While the committee expects senior executives to own a significant stake in Manpower, it also believes that senior executives should be able to plan for their own financial security, including diversifying their investment portfolio. The CEO has implemented a 10b5-1 plan to diversify and facilitate the planned exercise of options and the sale of shares. This plan enables him to sell shares through a broker without his direct involvement in the sales such that the sales are not limited by his access to material non-public information. The committee supports the use of this plan by the CEO. Manpower filed a Form 8-K describing the CEO’s plan on July 27, 2007.

Expatriate policies.    Manpower’s executive development strategy includes providing its executives the opportunity to acquire management experience outside their home country. This is essential to developing executives who can lead within a global company. To facilitate this strategy and to induce the executives to make such a change, Manpower provides expatriate benefits which eliminate any tax disadvantages caused by a relocation and compensate them for the disruption it causes to them and to their families.

Ms. Beck has certain benefits in connection with her assignment to lead EMEA, based in the United Kingdom. The assignment agreement was effective January 1, 2006 and has a term of approximately three years, but may be terminated under certain circumstances. The assignment agreement provides for benefits related to Ms. Beck’s relocation, including eligibility to participate in an automobile program, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, and tax equalization and tax gross up payments.

Mr. Prising has similar benefits associated with his assignment to the U.S. to lead Manpower’s North American operations. Mr. Green also has similar benefits associated with his position leading Manpower’s Asia-Pacific operations.

Other Material Tax Implications of the Executive Compensation Program

Tax implications for Manpower.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s CEO and three most highly compensated executive officers (other than the CEO and CFO) in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance share unit awards and the objective components of awards it makes under the 2002 Corporate Senior Management Incentive Plan as performance-based compensation for this purpose. Manpower adopted a new Corporate Senior Management Annual Incentive Plan for this same purpose and intends to grant its annual incentive awards from such plan to all NEOs in 2008. However, the committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot assure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Tax implications for NEOs.    The committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The committee has structured the elements of Manpower’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The committee has structured the change of control payments under its severance agreements with the CEO and CFO to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives. For other NEOs, the change of control payments have been structured to limit the amount of the severance payment such that none of the severance payment will be subject to excise taxes imposed under Section 280G.

The following table sets forth summary compensation information for Manpower’s named executive officers, which include the CEO, CFO and each of the five additional executive officers who comprise Manpower’s executive management team. For consistency purposes, we have included summary compensation information for the entire executive management team, rather than limiting the information to just the CEO, CFO and the group comprising the three most highly compensated executive officers other than the CEO and CFO, as the individuals comprising such group may change from year to year.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey A. Joerres	2007	1,000,000	0	3,848,490	1,951,984	2,801,333	0	94,212	9,696,019
CEO	2006	1,000,000	0	2,653,670	1,633,175	3,000,000	0	90,706	8,377,551
Michael J. Van Handel	2007	500,000	0	1,325,266	636,599	932,111	0	53,978	3,447,954
CFO	2006	500,000	0	932,522	628,668	1,000,000	0	52,277	3,113,467
Barbara J. Beck (5)	2007	420,000	0	567,061	531,263	583,044	0	270,966	2,372,334
EVP and President, EMEA Operations	2006	420,000	0	427,157	489,314	566,100	0	451,592	2,354,163
Owen J. Sullivan	2007	420,000	0	645,774	438,457	387,744	0	27,152	1,919,127
EVP and CEO, Right Management and Jefferson Wells	2006	400,000	100,000	427,157	342,720	240,000	0	55,609	1,565,486
Jonas Prising	2007	400,000	0	541,055	267,557	222,320	0	198,528	1,629,460
EVP and President, U.S. and Canadian Operations	2006	350,000	0	284,308	132,132	459,892	0	156,027	1,382,359
Françoise Gri (6)	2007	422,791	0	101,733	97,144	549,129	0	54,388	1,225,185
EVP and President, French Operations
Darryl Green (7)	2007	252,663	0	329,713	90,625	154,658	0	110,316	937,974
EVP and President, Asia Pacific Operations

(1)	The value of stock awards in this table includes (i) the dollar amount recognized by Manpower for financial statement reporting purposes in 2007 for performance share units and restricted stock and (ii) the dollar amount recognized by Manpower for financial statement reporting purposes in 2007 for past awards of restricted stock and career shares that were unvested during all or a portion of 2007. For each NEO, the amount of expense recognized was made up of:

For the CEO, $272,650 attributable to the restricted stock granted to him in 2003, $220,248 attributable to the restricted stock granted to him in 2004, $665,398 attributable to the career shares granted to him in 2005, $309,027 attributable to the career shares granted to him in 2006, $1,236,667 attributable to the performance share units granted to him in 2006, and $1,144,500 attributable to the performance share units granted to him in 2007.

For the CFO, $105,165 attributable to the restricted stock granted to him in 2003, $82,592 attributable to the restricted stock granted to him in 2004, $177,450 attributable to the career shares granted to him in 2005, $52,976 attributable to the career shares granted to him in 2006, $525,583 attributable to the performance share units granted to him in 2006, and $381,500 attributable to the performance share units granted to him in 2007.

For Ms. Beck, $5,911 attributable to the restricted stock granted to her in 2004, $73,950 attributable to the restricted stock granted to her in 2005, $309,167 attributable to the performance share units granted to her in 2006, and $178,033 attributable to the performance share units granted to her in 2007.

For Mr. Sullivan, $5,911 attributable to the restricted stock granted to him in 2004, $73,950 attributable to the restricted stock granted to him in 2005, $309,167 attributable to the performance share units granted to him in 2006, $228,900 attributable to the performance share units granted to him in 2007, and $27,846 attributable to the career shares granted to him in 2007.

For Mr. Prising, $36,975 attributable to the restricted stock units granted to him in 2005, $247,333 attributable to the performance share units granted to him in 2006, $228,900 attributable to the performance share units granted to him in 2007, and $27,846 attributable to the career shares granted to him in 2007.

For Ms. Gri, $101,733 attributable to the performance share units granted to her in 2007.

For Mr. Green, $136,573 attributable to the restricted stock units granted to him in 2007, and $193,140 attributable to performance share units granted to him in 2007.

(2)	The value of options in this table includes (i) the dollar amount recognized by Manpower for financial statement reporting purposes in accordance with FAS 123R in 2007 for stock options granted in 2007 and (ii) the dollar amount recognized by Manpower for financial statement reporting purposes in 2007 under the modified prospective transition method in accordance with FAS 123R for past award of stock options that were unvested during all or a portion of 2007. For a discussion of valuation assumptions, see Note 3 to Manpower’s Consolidated Financial Statements included in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2007. For each NEO, the amount of expense recognized was made up of:

For the CEO, $170,554 attributable to the stock option granted to him in 2002, $553,122 attributable to the stock option granted to him in 2005, $585,452 attributable to the stock option granted to him in 2006, and $642,856 attributable to the stock option granted to him in 2007.

For the CFO, $81,866 attributable to the stock option granted to him in 2002, $184,374 attributable to the stock option granted to him in 2005, $202,653 attributable to the stock option granted to him in 2006, and $167,706 attributable to the stock option granted to him in 2007.

For Ms. Beck, $5,442 attributable to the stock option granted to her in 2003, $68,325 attributable to the stock option granted to her in 2004, $153,002 attributable to the stock option granted to her in 2005, $226,223 attributable to the stock option granted to her in 2006, and $78,270 attributable to the stock option granted to her in 2007.

For Mr. Sullivan, $25,558 attributable to the stock option granted to him in 2003, $43,400 attributable to the stock option granted to him in 2004, $118,160 attributable to the stock option granted to him in 2005, and $117,184 attributable to the stock option granted to him in 2006, and $134,155 attributable to the stock option granted to him in 2007.

For Mr. Prising, $1,266 attributable to the stock option granted to him in 2003, $25,956 attributable to the stock option granted to him in 2004, $16,098 attributable to the stock option granted to him in 2005, $90,082 attributable to the stock option granted to him in 2006, and $134,155 attributable to the stock option granted to him in 2007.

For Ms. Gri, $97,144 attributable to the stock option granted to her in 2007.

For Mr. Green, $90,625 attributable to the stock option granted to him in 2007.

(3)	In 2007, there was a decrease in the actuarial present value of certain of the NEOs benefits under Manpower’s U.S. pension plans, described in the Pension Benefits Table. The amount of the decrease for the CEO was $2,026 and for the CFO was $2,126. Although the amount of benefits for each NEO under the U.S. pension plans was frozen in 2000, the change in actuarial value is due to the change in actuarial assumptions from year to year, as calculated under the rules governing plan financial reporting for the U.S. pension plans.

(4)	These amounts are described in further detail in the All Other Compensation Table.

(5)	Represents Ms. Beck’s salary and certain amounts included in the all other compensation column in Pounds Sterling translated at an exchange rate of 1.95910 (in U.S. Dollars), which was the exchange rate in effect on January 1, 2007, the conversion rate at which her 2007 salary was paid. Based on the exchange rate of 1.99730 (in U.S. Dollars) as of December 31, 2007, Ms. Beck’s salary was $428,189 and all other compensation was $276,250.

(6)	Ms. Gri joined Manpower on March 12, 2007. Ms. Gri’s annual salary is 400,000 Euros and is pro-rated from her start date of March 12, 2007 to December 31, 2007. Ms. Gri’s salary, profit sharing contribution, incentive payment, and all other compensation amounts that are paid in Euros have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007. Based on the exchange rate of 1.4729 (in U.S. Dollars) as of December 31, 2007, Ms. Gri’s salary was $474,568, incentive compensation was $616,321 and all other compensation was $61,049.

(7)	Mr. Green joined Manpower on May 28, 2007. Mr. Green’s annual salary is $425,000 and is pro-rated from his start date of May 28, 2007 to December 31, 2007.

All Other Compensation in 2007

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(2)	Total Other Compensation ($)
Jeffrey A. Joerres	34,212	(3)	0		0	60,000	94,212
CEO
Michael J. Van Handel	23,978		0		0	30,000	53,978
CFO
Barbara J. Beck	64,738	(4)	206,228	(5)	0	0	270,966
EVP and President, EMEA Operations
Owen J. Sullivan	23,145		0		0	4,007	27,152
EVP and CEO, Right Management and Jefferson Wells
Jonas Prising	124,232	(6)	51,204	(7)	0	23,092	198,528
EVP and President, U.S. and Canadian Operations
Françoise Gri	54,388	(8)	0		0	0	54,388
EVP and President, French Operations
Darryl Green	92,715	(9)	17,601	(10)	0	0	110,316
EVP and President, Asia Pacific Operations

(1)	Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in Manpower’s company car program, auto insurance, imputed interest on life insurance premiums and/or the value of financial services paid for by Manpower.

(2)	These contributions were made by Manpower on behalf of the CEO and other NEOs under the terms of the Nonqualified Savings Plan. Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(3)	In addition to the amounts described above in footnote (1), included in this amount are fees relating to a club membership paid by Manpower on behalf of the CEO.

(4)	Instead of the amounts described above in footnote (1), this amount reflects certain overseas living expenses paid to Ms. Beck in connection with her assignment to the United Kingdom. Amounts paid in Pounds Sterling in this column have been translated at an exchange rate of 1.95910 (in U.S. Dollars), which was the exchange rate in effect on January 1, 2007, the conversion rate at which her 2007 salary was paid. These included health insurance, a car allowance of $26,518, tax preparation services of $16,653, tuition payments for her children and airfare for one return trip for her family members to the U.S. of $15,976. Based on the exchange rate of 1.99730 (in U.S. Dollars) as of December 31, 2007, the total amount of benefits reflected in this column was $66,000 and specific conversions of the amounts mentioned above paid in Pounds Sterling included a car allowance of $27,035, tax preparation services of $16,978 and airfare for one return trip for her family members to the U.S. of $16,288.

(5)	This amount reflects tax gross up and tax equalization payments paid in 2007 to Ms. Beck in connection with her assignment to the United Kingdom attributable to benefits provided to her in 2006 and 2007.

(6)	In addition to the amounts described above in footnote (1), included in this amount are tax preparation services, housing costs of $73,032 and tuition payments for schooling of $30,334. These benefits are paid to Mr. Prising in connection with his assignment to the U.S.

(7)	This amount reflects tax gross up payments paid to Mr. Prising in connection with his assignment to the U.S.

(8)	In accordance with her employment agreement, Ms. Gri is provided with an automobile. This amount reflects the 2007 purchase price of the automobile provided to Ms. Gri in France. Amounts paid in Euros in this column have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate in effect on March 12, 2007. Based on the exchange rate of 1.4729 (in U.S. Dollars) as of December 31, 2007, the total amount of benefits reflected in this column was $61,049.

(9)	Instead of the amounts described above in footnote (1), this amount reflects housing costs of $55,579, tuition payments and the value of the automobile provided to him. These benefits are paid to Mr. Green in connection with his assignment to Japan and have been translated at an exchange rate for Japanese Yen of .008909 (in U.S. Dollars), which was the exchange rate in effect on December 31, 2007.

(10)	This amount reflects the value of the gross up payments Mr. Green received for taxes on housing and tuition payments.

Grants of Plan-Based Awards in 2007

Name & Principal Position	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey A. Joerres CEO	2002 Corporate Senior	—	375,000	1,500,000	3,000,000	—	—	—		—		—	—	—
	Management Incentive Plan
	2003 Equity Incentive Plan	2/14/2007	—	—	—	11,250	45,000	78,750		—		—	—	3,433,500
		2/14/2007	—	—	—	—	—	—		—		115,000	76.30	2,931,925
Michael J. Van Handel CFO	2002 Corporate Senior	—	125,000	500,000	1,000,000	—	—	—		—		—	—	—
	Management Incentive Plan
	2003 Equity Incentive Plan	2/14/2007	—	—	—	3,750	15,000	26,250		—		—	—	1,144,500
		2/14/2007	—	—	—	—	—	—		—		30,000	76.30	764,850
Barbara J. Beck EVP and President, EMEA Operations	Annual Incentive Plan	—	105,000	315,000	630,000	—	—	—		—		—	—	—
	2003 Equity Incentive Plan	2/14/2007	—	—	—	1,750	7,000	12,250		—		—	—	534,100
		2/14/2007										14,000	76.30	356,930
Owen J. Sullivan EVP and CEO, Right Management and Jefferson Wells	Annual Incentive Plan	—	105,000	315,000	630,000	—	—	—		—		—	—	—
	2003 Equity Incentive Plan	2/14/2007	—	—	—	2,250	9,000	15,750		—		—	—	686,700
		2/14/2007	—	—	—	—	—	—		2,500		—	—	190,750
		2/14/2007	—	—	—	—	—	—		—		24,000	76.30	611,880
Jonas Prising EVP and President, U.S. and Canadian Operations	Annual Incentive Plan	—	100,000	300,000	600,000	—	—	—		—		—	—	—
	2003 Equity Incentive Plan	2/14/2007	—	—	—	2,250	9,000	15,750		—		—	—	686,700
		2/14/2007	—	—	—	—	—	—		2,500		—	—	190,750
		2/14/2007	—	—	—	—	—	—		—		24,000	76.30	611,880
Françoise Gri EVP and President, French Operations	Annual Incentive Plan	—	105,698	317,093	634,186	—	—	—		—		—	—	—
	2003 Equity Incentive Plan	3/12/2007	—	—	—	1,000	4,000	7,000		—		—	—	305,200
		3/12/2007										20,000	73.86	483,426
Darryl Green EVP and President, Asia Pacific Operations	Annual Incentive Plan	—	63,166	189,497	378,994	—	—	—		—		—	—	—
	2003 Equity Incentive Plan	5/28/2007	—	—	—	1,250	5,000	8,750	(6)	—		—	—	466,200
		5/28/2007	—	—	—	1,500	—	7,500	(7)	—		—	—	99,900
		5/28/2007	—	—	—	—	—	—		10,000	(8)	—	—	932,400
		5/28/2007	—	—	—	—	—	—		—		20,000	93.24	699,300

(1)	These amounts represent the 2007 incentive amounts established under the 2002 Corporate Senior Management Incentive Plan for the CEO and CFO, as well as the 2007 annual incentives for each of the NEOs.

(2)	Except as otherwise indicated, these amounts represent the number of performance share units for the three-year performance period from 2007-2009.

(3)	Except as otherwise indicated, these amounts represent the number of career shares granted in February 2007.

(4)	These amounts represent the number of stock options that were granted in 2007.

(5)	The grant date fair value of stock and option awards granted in 2007 that are reported in this column have been computed in accordance with FAS 123R.

(6)	These amounts represent the number of performance share units granted to Mr. Green in May 2007 for the three-year performance period from 2007-2009 based on the same goals as grants made to the other NEOs in February 2007 that are described in footnote (2) above.

(7)	These amounts represent the number of performance share units granted to Mr. Green in May 2007 for the four-year performance period from 2007-2010.

(8)	This amount represents the number of restricted stock units granted to Mr. Green in May 2007.

Compensation Agreements and Arrangements

Manpower entered into compensation agreements and severance agreements with the CEO and the CFO in February 2008 that replaced their prior agreements, which were set to expire. The term under each of the compensation agreements and severance agreements expires on the first to occur of (1) the date two years after the occurrence of a change of control of Manpower or (2) February 20, 2011, if no such change of control occurs before February 20, 2011. The severance agreements with the CEO and the CFO are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table. Under the compensation agreements, the CEO and the CFO are entitled to receive a base salary, as may be increased from time to time by Manpower, and each is entitled to receive incentive compensation in accordance with an annual incentive plan approved and administered by the executive compensation committee. The CEO is entitled to receive an annual base salary of at least $1,000,000 per year, and the CFO is entitled to receive an annual base salary of at least $500,000 per year. The annual incentive plan for the CEO and the CFO is described in further detail in the Compensation Discussion and Analysis included in this proxy statement.

In addition, the CEO and CFO are eligible for all benefits generally available to the senior executives of Manpower, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits. The compensation agreements also contain nondisclosure provisions that are effective during the term of the executive’s employment with Manpower and during the two-year period following the termination of the executive’s employment with Manpower, and nonsolicitation provisions that are effective during the term of the executive’s employment with Manpower and during the one-year period following the termination of the executive’s employment with Manpower.

Ms. Beck, Mr. Sullivan, Mr. Prising, Ms. Gri and Mr. Green currently receive an annual incentive bonus determined pursuant to an incentive arrangement with Manpower and have entered into severance agreements with Manpower. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each NEO are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

In connection with Ms. Beck’s appointment and relocation to London, England, Manpower, Manpower Holdings Limited and Ms. Beck entered into an assignment agreement. The assignment agreement was effective January 1, 2006 and has a term of approximately three years, but may be terminated under certain circumstances. The assignment agreement provides for benefits related to Ms. Beck’s relocation, including eligibility to participate in Manpower Holdings’ automobile program, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, tax gross ups on these expenses and tax equalization payments. Mr. Prising also entered into a similar assignment agreement with Manpower in connection with his appointment and relocation to Milwaukee, Wisconsin effective January 1, 2006, also with a term of approximately three years.

In connection with her appointment as President of Manpower France SAS, Ms. Gri entered into an employment agreement with Manpower France Holdings SAS. Under her employment agreement, she is entitled to receive an annual base salary of EUR 400,000, as may be increased from time to time, and she is entitled to receive annual incentive compensation. In addition, under her employment contract, Ms. Gri is entitled to reimbursement of her business expenses, a company car, and a limited number of vacation days. Her employment agreement also contains nondisclosure provisions that are effective during the term of her employment with Manpower and following the termination of her employment with Manpower. Ms. Gri’s employment agreement does not have a limited term, but will terminate upon the termination of her employment.

In connection with his employment as President, Asia Pacific Operations, Manpower entered into an agreement with Mr. Green to provide for benefits related to Mr. Green’s appointment in Japan, including a car allowance, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, tax gross ups on these expenses and tax equalization payments.

2007 Annual Incentive Awards

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2007 Annual Incentive Awards.

For 2007, after adjustments for the negative discretion exercised by the committee (as discussed earlier in the Compensation Discussion and Analysis), Manpower’s EPS was $4.68 (compared to $4.25 at target and $4.70 at outstanding) and EP was $125.8MM (compared to $95 MM at target and $130 MM at outstanding).

Jeffrey A. Joerres — 2007 Annual Incentive Calculation

	Performance Level	Percentage of 2007 Salary	Amount Earned
EPS Goal	Above Target	117.33%	$1,173,333
EP Goal	Above Target	112.80%	$1,128,000
Operating Objectives	Above Target	50.00%	$500,000
Total Incentive		280.13%	$2,801,333

Michael J. Van Handel — 2007 Annual Incentive Calculation

	Performance Level	Percentage of 2007 Salary	Amount Earned
EPS Goal	Above Target	78.22%	$391,111
EP Goal	Above Target	75.20%	$376,000
Operating Objectives	Above Target	33.00%	$165,000
Total Incentive		186.42%	$932,111

Barbara J. Beck — 2007 Annual Incentive Calculation

	Performance Level	Percentage of 2007 Salary	Amount Earned
AOUP Goal	Outstanding	52.50%	$220,500
S&A/Gross Profit	Above Target	11.88%	$49,896
Gross Profit Growth	Above Target	11.36%	$47,712
EPS Goal	Above Target	29.33%	$123,186
Operating Objectives	Above Target	33.75%	$141,750
Total Incentive		138.82%	$583,044

Owen J. Sullivan — 2007 Annual Incentive Calculation

	Performance Level	Percentage of 2007 Salary	Amount Earned
AOUP Goal	Above Threshold	24.74%	$103,908
EPS Goal	Above Target	29.33%	$123,186
Operating Objectives	Above Target	38.25%	$160,650
Total Incentive		92.32%	$387,744

Jonas Prising — 2007 Annual Incentive Calculation

	Performance Level	Percentage of 2007 Salary	Amount Earned
AOUP Goal	Below Threshold	0%	$0
S&A/Gross Profit	Below Threshold	0%	$0
Gross Profit Growth	Below Threshold	0%	$0
EPS Goal	Above Target	29.33%	$117,320
Operating Objectives	Above Target	26.25%	$105,000
Total Incentive		55.58%	$222,320

Françoise Gri — 2007 Annual Incentive Calculation (Prorated)(1)

	Performance Level	Percentage of 2007 Prorated Salary	Amount Earned
AOUP Goal	Above Target	49.02%	$207,275
S&A/Gross Profit	Above Target	12.00%	$50,756
Gross Profit Growth	Above Target	7.64%	$32,280
EPS Goal	Above Target	29.33%	$124,029
Operating Objectives	Above Target	31.88%	$134,789
Total Incentive		129.88%	$549,129

(1)	Ms. Gri’s incentive is paid in Euros and has been translated above at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007.

Darryl Green — 2007 Annual Incentive Calculation (Prorated)

	Performance Level	Percentage of 2007 Prorated Salary	Amount Earned
AOUP Goal	Below Threshold	0%	$0
S&A/Gross Profit	Below Threshold	0%	$0
Gross Profit Growth	Below Threshold	0%	$0
EPS Goal	Above Target	29.33%	$74,120
Operating Objectives	Above Target	31.88%	$80,538
Total Incentive		61.21%	$154,658

Grants Under the 2003 Equity Incentive Plan

Stock options.    Manpower made grants of stock options to all of the NEOs (other than Ms. Gri and Mr. Green) under the 2003 Equity Incentive Plan in February 2007. In connection with the commencement of their employment, Manpower also made stock option grants to Ms. Gri and Mr. Green effective on the date of their employment (in March and May 2007, respectively). The stock options granted in 2007 vest 25% a year over a four-year period and if they are not exercised, they expire in ten years (or earlier upon a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Performance share units.    Manpower made grants of performance share units to all of the NEOs (other than Ms. Gri and Mr. Green) under the 2003 Equity Incentive Plan in February of 2007. In connection with the commencement of their employment, Manpower also made grants of performance share units to Ms. Gri and Mr. Green effective on the date of their employment (in March and May 2007, respectively). Each NEO received a performance share unit grant that will vest if the relevant performance goal of Operating Profit Margin Percentage is met for the three-year performance period.

The following table shows the goals established by the committee in 2007 for the 2007-2009 performance period for these performance share units:

	Threshold	Target	Maximum
Average Operating Profit Margin 2007-2009	3.10%	3.20%	3.67%

In addition to the grants of performance share units for the 2007-2009 performance period made to each NEO, in connection with the commencement of his employment, Manpower made an additional grant of performance share units to Mr. Green in May 2007 with two separate performance goals related to Manpower’s expansion in the Asia Pacific region for the performance period from 2007-2010.

No dividends are paid on the performance share units unless and until actual shares are issued to the NEO upon the vesting of the performance share units. Additional vesting terms applicable to the performance share unit grants made in 2007 are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares.    Manpower made grants of career shares to Messrs. Sullivan and Prising in February 2007, which are restricted stock grants with a six-year vesting term. Dividends are paid on the shares of restricted stock under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units.    In connection with the commencement of his employment in May 2007, Manpower made a grant of restricted stock units to Mr. Green. These restricted stock units vest at the end of the four-year period following the date of grant. Dividends are not paid on the restricted stock units, but instead are credited annually to Mr. Green in the form of additional restricted stock units and are subject to the same vesting conditions as the underlying grant of restricted stock units. Additional vesting terms applicable to this grant of restricted stock units are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Outstanding Equity Awards at December 31, 2007

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jeffrey A. Joerres	100,000	—		—	$21.94	07/20/2009	—		—	—		—
CEO	65,500	—		—	$33.69	02/14/2010	—		—	—		—
	65,300	—		—	$31.78	03/12/2011	—		—	—		—
	250,000	—		—	$33.96	02/19/2012	—		—	—		—
	35,000	—		—	$31.16	02/18/2013	—		—	—		—
	25,000	25,000	(4)	—	$44.08	02/18/2014	—		—	—		—
	75,000	75,000	(5)	—	$44.37	02/16/2015	—		—	—		—
	32,500	97,500	(6)	—	$52.78	02/14/2016	—		—	—		—
	—	115,000	(7)	—	$76.30	02/14/2017	—		—	—		—
	—	—		—	—	—	17,500	(8)	$995,750	—		—
	—	—		—	—	—	10,000	(8)	$569,000	—		—
	—	—		—	—	—	22,500	(9)	$1,280,250	—		—
	—	—		—	—	—	45,000	(10)	$2,560,500	—		—
	—	—		—	—	—	35,000	(11)	$1,991,500	—		—
	—	—		—	—	—	—		—	40,000	(12)	$2,276,000
	—	—		—	—	—	—		—	45,000	(13)	$2,560,500

Michael J. Van Handel	120,000	—		—	$33.96	02/19/2012	—		—	—		—
CFO	13,500	—		—	$31.16	02/18/2013	—		—	—		—
	7,500	7,500	(4)	—	$44.08	02/18/2014	—		—	—		—
	25,000	25,000	(5)	—	$44.37	02/16/2015	—		—	—		—
	11,250	33,750	(6)	—	$52.78	02/14/2016	—		—	—		—
	—	30,000	(7)	—	$76.30	02/14/2017	—		—	—		—
	—	—		—	—	—	6,750	(8)	$384,075	—		—
	—	—		—	—	—	3,750	(8)	$213,375	—		—
	—	—		—	—	—	7,500	(9)	$426,750	—		—
	—	—		—	—	—	9,000	(10)	$512,100	—		—
	—	—		—	—	—	6,000	(11)	$341,400	—		—
	—	—		—	—	—	—		—	17,000	(12)	$967,300
	—	—		—	—	—	—		—	15,000	(13)	$853,500

Barbara J. Beck	40,000	—		—	$33.96	02/19/2012	—		—	—		—
EVP and President,	11,250	3,750	(4)	—	$44.08	02/18/2014	—		—	—		—
EMEA Operations	20,719	20,719	(14)	—	$44.37	02/16/2015	—		—	—		—
	12,557	37,674	(6)	—	$52.78	02/14/2016	—		—	—		—
	—	14,000	(7)	—	$76.30	02/14/2017	—		—	—		—
	—	—		—	—	—	10,000	(15)	$569,000	—		—
	—	—		—	—	—	—		—	10,000	(12)	$569,000
	—	—		—	—	—	—		—	7,000	(13)	$398,300

Owen J. Sullivan	7,500	2,500	(16)	—	$42.00	02/24/2014	—		—	—		—
EVP and CEO, Right	16,000	16,000	(14)	—	$44.37	02/16/2015	—		—	—		—
Management and	6,505	19,515	(6)	—	$52.78	02/14/2016	—		—	—		—
Jefferson Wells	—	24,000	(7)	—	$76.30	02/14/2017	—		—	—		—
	—	—		—	—	—	10,000	(15)	$569,000	—		—
	—	—		—	—	—	2,500	(17)	$142,250	—		—
	—	—		—	—	—	—		—	10,000	(12)	$569,000
	—	—		—	—	—	—		—	9,000	(13)	$512,100

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jonas Prising	2,500	—		—	$33.96	02/19/2012	—		—	—		—
EVP and President, U.S.	3,500	—		—	$31.16	02/18/2013	—		—	—		—
and Canadian Operations	4,725	1,575	(16)	—	$44.95	02/24/2014	—		—	—		—
	2,625	2,625	(14)	—	$45.57	02/16/2015	—		—	—		—
	5,000	15,000	(6)	—	$52.78	02/14/2016	—		—	—		—
	—	24,000	(7)	—	$76.30	02/14/2017	—		—	—		—
	—	—		—	—	—	5,149	(15)	$292,978	—		—
	—	—		—	—	—	2,500	(17)	$142,250	—		—
	—	—		—	—	—	—		—	8,000	(12)	$455,200
	—	—		—	—	—	—		—	9,000	(13)	$512,100

Françoise Gri	—	20,000	(18)	—	$73.86	03/12/2017	—		—	—		—
EVP and President,	—	—		—	—	—	—		—	4,000	(13)	$227,600
French Operations

Darryl Green	—	20,000	(19)	—	$93.24	05/28/2017	—		—	—		—
EVP and President, Asia	—	—		—	—	—	10,096	(20)	$574,462	—		—
Pacific Operations	—	—		—	—	—	—		—	5,000	(13)	$284,500
	—	—		—	—	—	—		—	7,500	(21)	$426,750

(1)	Represents outstanding grants of restricted stock, restricted stock units or career shares.

(2)	Value based on the closing price of $56.90, the final trading day of December 2007.

(3)	Represents outstanding grants of performance share units, measured at target levels, except as otherwise provided herein.

(4)	Remaining options vested on February 28, 2008.

(5)	Remaining options to vest on February 16, 2009.

(6)	33% of options vested on February 14, 2008 and 33% of remaining options will vest on each of February 14, 2009 and 2010.

(7)	25% of options vested on February 14, 2008 and 25% of remaining options will vest on each of February 14, 2009, 2010 and 2011.

(8)	Shares vested on February 18, 2008.

(9)	Shares vested on February 16, 2008.

(10)	Shares to vest on February 16, 2011.

(11)	Shares to vest on February 14, 2012.

(12)	Performance shares to vest in February 2009 if the committee certifies that the performance targets are achieved as of December 31, 2008.

(13)	Performance shares to vest in February 2010 if the committee certifies that the performance targets are achieved as of December 31, 2009.

(14)	50% of options vested on February 16, 2008 and 50% of options will vest on February 16, 2009.

(15)	50% of shares vested on February 16, 2008 and 50% of shares will vest on February 16, 2010.

(16)	Remaining options vested on February 24, 2008.

(17)	Remaining shares to vest on February 14, 2013.

(18)	25% of options to vest on March 12, 2008 and 25% of remaining options will vest on each of March 12, 2009, 2010 and 2011.

(19)	25% of options to vest on May 28, 2008 and 25% of remaining options will vest on each of May 28, 2009, 2010 and 2011.

(20)	Restricted stock units to vest on May 28, 2011.

(21)	Performance shares to vest in February 2011 if the committee certifies that the performance targets are achieved as of December 31, 2010. This award has been measured at the maximum level.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Joerres CEO	30,000	1,538,469	0	0
Michael J. Van Handel CFO	46,450	1,930,983	0	0
Barbara J. Beck EVP and President, EMEA Operations	40,000	1,998,600	3,000	234,600
Owen J. Sullivan EVP and CEO, Right Management and Jefferson Wells	20,000	971,088	3,000	234,600
Jonas Prising EVP and President, U.S. and Canadian Operations	2,000	106,716	0	0
Françoise Gri EVP and President, French Operations	0	0	0	0
Darryl Green EVP and President, Asia Pacific Operations	0	0	0	0

Pension Benefits in 2007

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeffrey A. Joerres CEO	U.S. Pension Plans	7	42,167	0
Michael J. Van Handel CFO	U.S. Pension Plans	11	48,183	0
Barbara J. Beck EVP and President, EMEA Operations	N/A	—	—	—
Owen J. Sullivan EVP and CEO, Right Management and Jefferson Wells	N/A	—	—	—
Jonas Prising EVP and President, U.S. and Canadian Operations	N/A	—	—	—
Françoise Gri EVP and President, French Operations	N/A	—	—	—
Darryl Green EVP and President, Asia Pacific Operations	N/A	—	—	—

(1)	Present value has been calculated as of December 31, 2007 assuming a 6.35% discount rate and retirement occurring at age 65, as well as applying the RP-2014 Blended Mortality Table, as required for plan financial reporting purposes as of September 30, 2007.

U.S. pension plans.    Manpower maintains both a qualified, noncontributory defined benefit pension plan for U.S. employees, as well as a nonqualified, noncontributory, defined benefit deferred compensation plan for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. Together, both plans are referred to collectively as the “U.S. pension plans.” The U.S. pension plans were frozen as of February 29, 2000 and all benefits under the U.S. pension plans became fully vested. The CEO and CFO are each entitled to pension benefits under the U.S. pension plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65 (with five years of service), or earlier upon termination if the participant has reached age 55 and has had 20 years of service with Manpower. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years as of February 29, 2000, for employees who had not retired as of February 29, 2000 or (ii) $261,664. Compensation covered by the U.S. pension plans is base salary.

Currently, none of the NEOs are eligible for early retirement under the U.S. pension plans. The early retirement benefit under the U.S. pension plans is the normal retirement benefit, reduced by 5/12 of 1% for each month that the participant retired prior to his normal retirement age.

Nonqualified Deferred Compensation in 2007

Name & Principal Position	Plan	Executive Contributions in 2007 ($)(1)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)(2)
Jeffrey A. Joerres	NQSP	250,000	60,000	142,507	0	2,369,673
CEO	PBDC	0	0	52,495	0	972,812
Michael J. Van Handel	NQSP	50,000	30,000	33,911	0	963,522
CFO	PBDC	0	0	27,512	0	509,848
Barbara J. Beck	NQSP	0	0	2,102	0	26,625
EVP and President, EMEA Operations	PBDC	0	0	22,073	0	409,050
Owen J. Sullivan	NQSP	83,231	24,484	4,007	0	274,464
EVP and CEO, Right Management and Jefferson Wells	PBDC	0	0	20,966	0	388,539
Jonas Prising	NQSP	127,541	36,210	23,092	0	215,059
EVP and President, U.S. and Canadian Operations
Françoise Gri	N/A	0	0	0	0	0
EVP and President, French Operations
Darryl Green	N/A	0	0	0	0	0
EVP and President, Asia Pacific Operations

(1)	These amounts reflect contributions made by the NEOs from their 2007 salary, which amounts were also included in the salary column for each NEO in the Summary Compensation Table. For Mr. Prising, $68,984 of his contribution is attributable to a portion of his 2006 annual incentive, which was disclosed in the 2006 Summary Compensation Table.

(2)	Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2007 or prior to 2007: Mr. Joerres — $1,502,510; Mr. Van Handel — $623,196; Ms. Beck — $11,507; Mr. Sullivan — $188,485; and Mr. Prising — $194,645. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings on the contributions, any salary or bonus deferrals by the executive prior to becoming a NEO, and any company contributions prior to the executive becoming an NEO. Of the amounts disclosed in this column for the Performance-Based Deferred Compensation Plan, the following amounts were previously reported in the Summary Compensation Table in either 2004 or 2005: Mr. Joerres — $873,190; Mr. Van Handel — $457,638; and Ms. Beck — $367,162. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Performance-Based Deferred Compensation Plan reflect earnings on the contributions and, with regard to Mr. Sullivan, company contributions prior to Mr. Sullivan becoming an NEO.

Nonqualified Deferred Compensation in 2007

Nonqualified Savings Plan.    Pursuant to the Nonqualified Savings Plan, certain executives, including the CEO, CFO, Mr. Sullivan, Mr. Green and Mr. Prising, may defer a portion of their salary and incentive awards. Deferral elections are made by the NEOs in June of each year for the incentive they will earn during such year and for the salary they will earn in the following year. The NEOs are permitted to change their salary deferral elections until December 31 of the year prior to the year in which it will be earned. The NEOs are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan. Pursuant to the plan, the NEOs, as well as all other plan participants, may receive a matching amount based on a percentage of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. The amount of any matching percentage is 50%. In addition, pursuant to the plan, Manpower may make a discretionary profit sharing contribution to participants in the plan. During 2007, Manpower made a profit sharing contribution equal to 3% of base salary for each NEO who participated in the plan in 2006 (based on 2006 salary). Manpower’s contributions to a participant’s account under the plan (both matching contributions and profit sharing contributions) are not fully vested until a participant has at least five years of credited service with Manpower. All of the NEOs, with the exception of Mr. Sullivan, were fully vested in their matching contributions and profit sharing contributions as of December 31, 2007. Mr. Sullivan was 80% vested in such amounts as of December 31, 2007. A detailed discussion regarding the vesting conditions that will entitle Mr. Sullivan to accelerated vesting under this plan can be found in the narrative accompanying the Post-Termination and Change of Control Benefits Tables.

The investment alternatives available to the NEOs under the Nonqualified Savings Plan are selected by Manpower and may be changed from time to time. The NEOs are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2007.

Name of Fund	Annual Return
Fidelity Contrafund	19.78%
John Hancock Classic Value I	-13.86%
Fidelity Spartan U.S. Equity Index	5.43%
Fidelity Spartan Extended Market Index	5.38%
Lord Abbett Small Cap Value	10.71%
TimesSquare Small Cap Growth	9.84%
Chesapeake Core Growth Fund	15.86%
Dodge & Cox International Stock	11.71%
Fidelity Freedom 2000 Fund	5.32%
Fidelity Freedom 2005 Fund	7.27%
Fidelity Freedom 2010 Fund	7.43%
Fidelity Freedom 2015 Fund	7.82%
Fidelity Freedom 2020 Fund	8.54%
Fidelity Freedom 2025 Fund	8.64%
Fidelity Freedom 2030 Fund	9.27%
Fidelity Freedom 2035 Fund	9.27%
Fidelity Freedom 2040 Fund	9.31%
Fidelity Freedom 2045 Fund	9.50%
Fidelity Freedom 2050 Fund	9.77%
Fidelity Freedom Income Fund	4.83%
Fidelity Short Term Bond	1.65%
Western Asset Core FI	1.58%
Fidelity Retirement Money Market	5.12%

Benefits paid under the Nonqualified Savings Plan will be paid to the NEOs upon their termination of employment, either in a lump sum, in five annual installments or in ten annual installments, as elected by the NEOs in accordance with the plan rules.

Performance-Based Deferred Compensation Plan.    The CEO, CFO, Ms. Beck and Mr. Sullivan each have participated in the Performance-Based Deferred Compensation Plan, earning deferred compensation upon the achievement of earnings per share and economic profit goals in 2004 and 2005. Though the plan was frozen in February 2006, the deferred compensation benefits earned each year were credited to their accounts as of the end of each year and the executives will continue to accrue earnings on such amounts in accordance with the plan. Specifically, the plan allows the compensation committee to determine the rate of return from time to time. Currently, the rate of return is equal to the effective yield on ten-year Treasury notes plus 100 basis points at the beginning of each year. A detailed discussion regarding the vesting conditions that will entitle an executive to benefits under this plan can be found in the narrative accompanying the Post-Termination Benefits and Change of Control Tables below. Participants will receive any vested benefits under this plan upon their termination of employment, payable in cash or shares of Manpower’s common stock (in Manpower’s sole discretion), in a lump sum or in such number of annual installments (between five and fifteen) as elected by the participant in accordance with the plan rules. Upon a change of control, the participants will become fully vested in their benefits under the plan and will receive a distribution of such benefits in a lump sum at such time.

Termination of Employment and Change of Control Arrangements

Manpower has entered into severance agreements (which include change of control benefits) with each of the CEO and CFO and other NEOs. Each agreement has a two or three-year term, which term is automatically extended for two years to the extent there is a change of control of Manpower within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, a number of the equity grants and benefit plans in which the CEO and CFO and other NEOs are participants contain vesting provisions that are triggered upon a change of control of Manpower and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for “cause” or upon the voluntary termination of employment for “good reason.” Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. The tables which follow the descriptions of these arrangements illustrate the amount of enhanced benefits the CEO and CFO and other NEOs would receive under all such arrangements if their employment had been terminated on December 31, 2007 for the reasons specified within the tables or upon a change of control of Manpower on such date.

Severance agreements.

CEO and CFO.    Manpower entered into severance agreements with the CEO and the CFO in February 2008 that replaced their prior severance agreements, which were set to expire. Under the severance agreements, upon the involuntary termination of the CEO or CFO’s employment (other than for “cause”) or upon the voluntary termination of employment by the CEO or CFO for “good reason,” the CEO or CFO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2 1/2 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. In the event the CEO and CFO’s termination occurs in the two-year period following a change of control of Manpower or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of his base salary and annual incentive. The cap described above for the CEO and the CFO does not apply in the event of a change of control.

A termination for “cause” under the CEO and CFO’s agreement is generally a termination upon (i) repeated failure to perform duties in a competent, diligent and satisfactory manner as determined by the CEO (or the executive compensation committee, for the CEO’s agreement), (ii) failure or refusal to follow the reasonable instructions or direction of the CEO (or the Board, for the CEO’s agreement), which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the CEO (or the executive compensation committee, for the CEO’s agreement) for five business days after receiving notice thereof from the CEO (or Board, for the CEO’s agreement), or repeated failure or refusal to follow the reasonable instructions or directions of the CEO (or Board, for the CEO’s agreement), (iii) any act of fraud, material dishonesty or material disloyalty, (iv) any violation of a policy of material import, (v) any act of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill, (vi) chronic absence from work other than by reason of a serious health condition, (vii) commission of a crime the circumstances of which substantially relate to employment duties or (viii) the willful engaging in conduct which is demonstrably and materially injurious to Manpower.

A termination for “good reason” under the CEO and CFO’s agreement is generally a termination that occurs upon (i) a material dimunition in authority, duties or responsibilities, (ii) any material breach of the CEO or CFO’s severance agreement or compensation agreement by Manpower, (iii) a material dimunition in base salary or a failure to provide an arrangement for any fiscal year for the opportunity to earn an incentive bonus for such year, (iv) being required to materially change the location of the principal office; provided such new location is one in excess of fifty miles from his current principal office or (v) a material dimunition in annual target bonus opportunity for a given fiscal year within two years after the occurrence of a change of control, as compared to the annual target bonus opportunity for the fiscal year immediately preceding the fiscal year in which a change of control occurred. Notwithstanding the above, “good reason” does not exist unless (i) there is an objection to any material dimunition or breach described above by written notice within twenty business days after such dimunition or breach occurs, (ii) Manpower fails to cure such dimunition or breach within thirty days after such notice is given and (iii) employment with Manpower is terminated within ninety days after such dimunition or breach occurs.

All severance payments under the agreements are payable to the CEO and CFO in a lump sum within 30 days following the date of termination.

Under the severance agreements, the CEO and the CFO are bound by non-competition agreements in favor of Manpower for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a “protected period” (generally, the six-month period prior to a change of control) and is either involuntary (other than for “cause”) or is for “good reason.”

Under the severance agreements, upon the CEO and CFO’s (i) involuntary termination (other than for “cause”), (ii) voluntary termination for “good reason” or (iii) termination due to the death or disability of the CEO and CFO, the CEO and CFO are entitled to receive a prorated incentive for the year in which termination occurs.

Manpower has agreed to pay for continued health insurance for the CEO and CFO and their families for a 12-month period following an involuntary termination of their employment (other than for “cause”) or a voluntary termination of their employment for “good reason.” Furthermore, if such a termination occurs with the two-year period following a change of control or during a “protected period.”

If any payments to be made to the CEO or CFO under the agreements, as well as any other payments made to the executives under any plan, agreement or otherwise, are characterized as excess parachute payments under Section 280G of the Internal Revenue Code and are subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code, he is entitled to a tax gross up payment.

All other NEOs.    Manpower also maintains severance agreements with all other NEOs. Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for “cause”) or upon the voluntary termination of employment by the NEO for “good reason,” the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. In the event an NEO’s termination occurs in the two-year period following a change of control of Manpower or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment to the NEO is equal to two times the sum of his or her base salary and annual incentive.

A termination for “cause” under the other NEOs’ agreements is generally a termination upon (i) a willful and continued failure to substantially perform his or her duties to Manpower after a written demand for substantial performance is delivered that specifically identifies the manner in which Manpower believes that he or she has not substantially performed his duties, and he or she has failed to resume substantial performance of such duties on a continuous basis within ten days after receiving such demand, (ii) the commission of any material act of dishonesty or disloyalty involving Manpower, (iii) chronic absence from work other than by reason of a serious health condition, (iv) the commission of a crime which substantially relates to the circumstances of his or her position with Manpower which has a material adverse effect on Manpower’s business or (v) the willful engaging in conduct which is demonstrably and materially injurious to Manpower.

A termination for “good reason” under the other NEOs’ agreements is generally a termination that occurs upon (i) the assignment to a position which represents a material reduction from his or her current position with

Manpower or the assignment to him or her of duties, other than incidental duties, inconsistent with his or her current position, provided he or she objects to such assignment by written notice to Manpower within 20 business days after it is made and Manpower fails to cure, if necessary, within ten business days after such notice is given, (ii) the executive being required by Manpower to change the location of his or her principal office to one in excess of 75 miles from his or her current location (except in the case of Ms. Beck or Mr. Green, whose agreements do not contain such a relocation clause) or (iii) any reduction in the amount of the annual bonus received by him or her for a given fiscal year within two years after the occurrence of a change of control, as compared to the amount of the annual bonus he or she received for either of the two fiscal years immediately preceding the fiscal year in which a change of control occurs, unless the bonus for such given fiscal year is based on objective criteria to which he or she has agreed.

All severance payments under the NEOs’ agreements will be paid in a lump sum six months after the date of termination (except in the case of Mr. Green, whose severance payments are payable within 30 days following the date of termination). If any payments to be made to the NEOs under the agreement, when added to any other payment or benefit to be received by them in connection with a change of control or termination of employment, would be characterized as excess parachute payments under Section 280G of the Internal Revenue Code and would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code, the amount of the severance payment under the agreement will be reduced to the maximum amount possible so that no excise tax would apply to the payment under the agreement.

Under the severance agreements, the other NEOs are bound by non-competition agreements in favor of Manpower for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control and is either involuntary (other than for “cause”) or is for “good reason.”

Under the severance agreements, upon an NEO’s (i) involuntary termination (other than for “cause”), (ii) voluntary termination for “good reason” or (iii) termination due to the death or disability of the NEO, each of the other NEOs is entitled to receive a prorated incentive for the year in which termination occurs. In addition, following an involuntary termination of their employment (other than for “cause”) or a voluntary termination of their employment for “good reason,” Manpower will pay for outplacement services for up to one year following the executive’s termination. Finally, with the exception of Ms. Gri’s agreement, Manpower has agreed to pay for continued health insurance for each of the other NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for “cause”) or a voluntary termination of their employment for “good reason.”

Stock options.    Each of the NEOs holds unvested stock options granted under the 2003 Equity Incentive Plan. Under the terms of the plan, unvested stock options immediately vest upon a change of control of Manpower or upon the NEO’s involuntary termination of employment during a “protected period” (generally, the six-month period prior to a change of control).

Under the terms of the stock option agreements that Manpower has entered into with each of the CEO and the CFO, the stock options they hold will become fully vested upon their death or disability. For options granted prior to 2007, the stock options held by the CEO and the CFO will also become fully vested upon either (i) an involuntary termination of employment (other than for “cause”) or (ii) a voluntary termination of employment for “good reason.” For purposes of these agreements, the definitions of “cause” and “good reason” are the same as those used in the NEOs’ severance agreements described above.

Under the terms of the equity plan and the stock option agreements between Manpower and the other NEOs, upon the termination of the NEO’s employment due to a death or disability, any unvested stock options will become vested to the extent they would have otherwise become vested if the NEO had remained employed by Manpower for the three-year period following such termination.

Restricted stock / career shares / restricted stock units.    The CEO and certain other NEOs currently hold unvested restricted stock, restricted stock units or career shares (restricted stock that vests completely on a single date several years into the future, for example, five or six years) granted under the 2003 Equity Incentive Plan. Under the terms of the plan, an NEO will become fully vested in the shares of restricted stock or restricted stock units upon a termination of their employment due to death or disability.

Under the terms of the plan, as well as the award agreements Manpower has entered into with the CEO and the other NEOs, for all restricted stock or restricted stock unit awards granted prior to 2006, as well as the restricted stock unit award granted to Mr. Green in 2007, the NEO will become fully vested in the shares upon (i) a change of control of Manpower, (ii) the involuntary termination of executive’s employment during a “protected period” (generally, the six-month period prior to a change of control) or (iii) the termination of the NEO’s employment due to “retirement.” Here, “retirement” means a termination of employment after the NEO has reached age 65 and has completed 20 years of service with Manpower.

For all restricted stock awards granted to the CEO and CFO prior to 2006, in addition to the above terms, all unvested shares of restricted stock will become fully vested upon the NEO’s involuntary termination of employment (other than for “cause”) or voluntary termination of employment for “good reason.” “Cause” and “good reason” have the same meaning as in the NEO’s severance agreements, as described above.

For grants of restricted stock made to the CEO and CFO in 2006, as well as to Messrs. Sullivan and Prising in 2007 (all granted as career shares), any unvested shares will become fully vested upon the NEO’s termination of employment due to “retirement.” Here, “retirement” means the termination of the NEO’s employment on or after he has reached age 55 and has completed ten years of service with Manpower. In addition, in the event of the NEO’s involuntary termination of employment (other than for “cause”) or a voluntary termination for “good reason,” the NEO will become vested in a pro rata number of shares based upon the number of days that have elapsed during the vesting period prior to such a termination of employment. Here again, “cause” and “good reason” have the same meaning as in the NEOs’ severance agreements, as described above.

Performance share units.    Each of the CEO and the other NEOs received grants of performance share units in 2006 and 2007 which were unvested at the end of 2007.

Upon an NEO’s termination of employment due to death, disability or “retirement,” the NEO will receive a pro rata number of shares based on both the NEO’s target grant and the number of days that have elapsed during the performance period as of the date of termination. Here, “retirement” means the termination of the NEO’s employment after he has reached age 55 and has completed ten years of service with Manpower.

Upon an NEO’s involuntary termination of employment (other than for “cause”) or voluntary termination for “good reason,” if such termination occurs within the two-year period following a change of control or during a “protected period” (generally, the six-month period prior to a change of control), the NEO will become vested in the full amount of shares that would have otherwise been payable to him or her if he or she had remained employed by Manpower through the end of the performance period, assuming the target performance goal for the award had been achieved. Here again, “cause” and “good reason” have the same meaning as in the NEOs’ severance agreements, as described above.

Performance-Based Deferred Compensation Plan.    The benefits payable to the CEO and certain other NEOs under the Senior Management Performance-Based Deferred Compensation Plan that was frozen in February 2006 vest upon a change of control or upon an NEO’s termination of employment due to his or her death, disability or “retirement.” For purposes of this plan, “retirement” means an NEO has reached age 62 or has reached age 50 and has completed 15 years of service with Manpower. In the tables below, the amount of enhanced benefits that would be paid under this plan has only been included for those NEOs who are participants in the plan and who have not yet become vested in the benefits due to their attainment of “retirement” age.

Nonqualified Savings Plan.    The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means an NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with Manpower or (iii) has reached age 55, and Manpower determines that the retirement is bona fide and that the NEO will not perform services for any competitor of Manpower. Currently, only Mr. Sullivan holds an account balance under the plan which is partially unvested. The CEO and each of the other NEOs that participate in this plan are already fully vested in their benefits under this plan and therefore, would not receive any enhanced benefit upon their death, disability or retirement.

Post-Termination and Change of Control Benefits

Jeffrey A. Joerres, CEO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)	Triggering Event(2)		For Cause($)	Voluntary($)	Retirement($)
				Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment(3)	n/a	n/a	2,500,000	n/a	7,500,000	n/a	n/a	n/a
Prorated Incentive(4)	1,500,000	1,500,000	2,601,333	n/a	1,500,000	n/a	n/a	n/a
Options(5)	1,661,950	1,661,950	1,661,950	1,661,950	n/a	n/a	n/a	n/a
Performance Share Units(6)	2,175,805	2,175,805	n/a	n/a	4,836,500	n/a	n/a	2,175,805
Restricted Stock/Career Shares(7)	7,397,000	7,397,000	6,028,128	5,405,500	622,628	n/a	n/a	7,397,000
Health Benefits	n/a	n/a	10,446	n/a	16,001	n/a	n/a	n/a
280G Gross Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Performance Based Deferred Compensation	972,812	972,812	n/a	972,812	n/a	n/a	n/a	972,812

Totals	13,707,567	13,707,567	12,801,857	8,040,262	14,475,129	—	—	10,545,617

(1)	The term of the CEO’s current severance agreement expires on February 20, 2011.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $22,515,391.

(3)	The amount of the severance payment under the CEO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $1,000,000) and his target bonus for the year of the termination (here, $1,500,000). In a double trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to the CEO under his severance agreement is based on the actual incentive earned for 2007 for the financial objectives and the target amount for the operating objectives. In the event of a death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination at the end of the year on December 31, 2007. Note that an incentive amount has also been reported as 2007 compensation for the CEO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by the CEO on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(7)	The value of unvested restricted stock and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Post-Termination and Change of Control Benefits

Michael J. Van Handel, CFO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)	Triggering Event(2)		For Cause($)	Voluntary($)	Retirement($)
				Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment(3)	n/a	n/a	1,000,000	n/a	3,000,000	n/a	n/a	n/a
Prorated Incentive(4)	500,000	500,000	867,111	n/a	500,000	n/a	n/a	n/a
Options(5)	548,450	548,450	548,450	548,450	n/a	n/a	n/a	n/a
Performance Share Units(6)	855,421	855,421	n/a	n/a	1,820,800	n/a	n/a	855,421
Restricted Stock/ Career Shares(7)	1,877,700	1,877,700	1,643,036	1,536,300	106,736	n/a	n/a	1,877,700
Health Benefits	n/a	n/a	10,656	n/a	16,323	n/a	n/a	n/a
280G Gross Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Performance Based Deferred Compensation	509,848	509,848	n/a	509,848	n/a	n/a	n/a	509,848

Totals	4,291,419	4,291,419	4,069,253	2,594,598	5,443,859	—	—	3,242,969

(1)	The term of the CFO’s current severance agreement expires on February 20, 2011.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $8,038,457.

(3)	The amount of the severance payment under the CFO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $500,000) and his target incentive (here, $500,000). In a double trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to the CFO under his severance agreement is based on the actual incentive earned for 2007 for the financial objectives and the target amount for the operating objectives. In the event of a death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination at the end of the year on December 31, 2007. Note that an incentive amount has also been reported as 2007 compensation for the CFO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by the CFO on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(7)	The value of unvested restricted stock and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Post-Termination and Change of Control Benefits

Barbara J. Beck, EVP and President, EMEA Operations(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)		Triggering Event(2)			For Cause($)	Voluntary($)	Retirement($)
					Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment	n/a	n/a	986,100	(3)	n/a	986,100	(4)	n/a	n/a	n/a
Prorated Incentive(5)	583,044	583,044	583,044		n/a	566,100		n/a	n/a	n/a
Options(6)	462,901	462,901	n/a		462,901	n/a		n/a	n/a	n/a
Performance Share Units(7)	472,800	472,800	n/a		n/a	967,300		n/a	n/a	472,800
Restricted Stock/Career Shares(8)	569,000	569,000	n/a		569,000	n/a		n/a	n/a	569,000
Health Benefits	n/a	n/a	8,599		n/a	8,599		n/a	n/a	n/a
Outplacement	n/a	n/a	25,000		n/a	25,000		n/a	n/a	n/a
Performance Based Deferred Compensation	409,050	409,050	n/a		409,050	n/a		n/a	n/a	409,050

Totals	2,496,794	2,496,794	1,602,743		1,440,951	2,553,099		—	—	1,450,850

(1)	The term of Ms. Beck’s severance agreement expires on May 12, 2009.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $3,994,050.

(3)	The amount of the severance payment under Ms. Beck’s severance agreement is equal to his or her annual base salary at the highest rate in effect during the term of the agreement (here, $420,000) and her largest annual incentive for the three fiscal years prior to the termination (here, $566,100).

(4)	In a double trigger scenario, the amount of the severance payment would be equal to two times the sum of: (x) annual base salary at the highest rate in effect during the term of the agreement and (y) the greater of (i) the largest annual incentive for the three fiscal years prior to the termination or (ii) the target annual incentive for year of termination (here, the former, $566,100). This amount would be $1,972,200. However, the amount shown above reflects the estimated maximum severance payment owed to Ms. Beck in a double trigger scenario, due to the limitation on such payment to the extent it would trigger an excess parachute payment under Section 280G of the Internal Revenue Code.

(5)	In the event of her death, disability, or her involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to Ms. Beck under the severance agreement is based on the actual incentive for 2007, extrapolated as of the date of the termination if necessary. In a double trigger scenario, the amount of the prorated incentive is based on the greater of: (i) her largest annual incentive for the three fiscal years prior to the termination or (ii) her target incentive for the year of termination (here, the former, $566,100). The entire incentive for the year of termination is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2007 (thus, no proration has been applied). Note that an incentive amount has also been reported as 2007 compensation for her in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(6)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by Ms. Beck on such date.

(7)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(8)	The value of unvested restricted stock and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Post-Termination and Change of Control Benefits

Owen J. Sullivan, EVP and CEO, Right Management and Jefferson Wells(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)		Triggering Event(2)			For Cause($)	Voluntary($)	Retirement($)
					Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment	n/a	n/a	760,000	(3)	n/a	760,000	(4)	n/a	n/a	n/a
Prorated Incentive(5)	387,744	387,744	387,744		n/a	340,000		n/a	n/a	n/a
Options(6)	318,132	318,132	n/a		318,132	n/a		n/a	n/a	n/a
Performance Share Units(7)	506,130	506,130	n/a		n/a	1,081,100		n/a	n/a	506,130
Restricted Stock/Career Shares(8)	711,250	711,250	20,841		569,000	20,841		n/a	n/a	711,250
Health Benefits	n/a	n/a	11,193		n/a	11,193		n/a	n/a	n/a
Outplacement	n/a	n/a	25,000		n/a	25,000		n/a	n/a	n/a
Performance Based Deferred Compensation	388,539	388,539	n/a		388,539	n/a		n/a	n/a	388,539
Nonqualified Savings Plan(9)	6,428	6,428	n/a		n/a	n/a		n/a	n/a	6,428

Totals	2,318,222	2,318,222	1,204,778		1,275,671	2,238,134		—	—	1,612,347

(1)	The term of Mr. Sullivan’s severance agreement expires on September 6, 2009.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $3,513,805.

(3)	The amount of the severance payment under Mr. Sullivan’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $420,000) and his largest annual incentive for the three fiscal years prior to the termination (here, $340,000).

(4)	In a double trigger scenario, the amount of the severance payment would be equal to two times the sum of: (x) annual base salary at the highest rate in effect during the term of the agreement and (y) the greater of (i) the largest annual incentive for the three fiscal years prior to the termination or (ii) the target annual incentive for year of termination (here, the former, $340,000). This amount would be $1,520,000. However, the amount shown above reflects the estimated maximum severance payment owed to Mr. Sullivan in a double trigger scenario, due to the limitation on such payment to the extent it would trigger an excess parachute payment under Section 280G of the Internal Revenue Code.

(5)	In the event of his death, disability, or his involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to Mr. Sullivan under his severance agreement is based on the actual incentive for 2007, extrapolated as of the date of the termination if necessary. In a double trigger scenario, the amount of the prorated incentive is based on the greater of: (i) Mr. Sullivan’s largest annual incentive for the three fiscal years prior to the termination or (ii) his target incentive for the year of termination (here, the former, $340,000). The entire incentive for the year of termination is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2007 (thus, no proration has been applied). Note that an incentive amount has also been reported as 2007 compensation for Mr. Sullivan in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(6)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by Mr. Sullivan on such date.

(7)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(8)	The value of unvested restricted stock and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(9)	This represents the unvested portion of Manpower’s contributions to the Nonqualified Savings Plan on behalf of Mr. Sullivan that would vest in the event of Mr. Sullivan’s death or disability or upon his retirement.

Post-Termination and Change of Control Benefits

Jonas Prising, EVP and President, U.S. and Canadian Operations(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)		Triggering Event(2)			For Cause($)	Voluntary($)	Retirement($)
					Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment(3)	n/a	n/a	859,892	(3)	n/a	910,060	(4)	n/a	n/a	n/a
Prorated Incentive	222,320	222,320	222,320		n/a	459,852	(5)	n/a	n/a	n/a
Options(6)	110,363	110,363	n/a		110,363	n/a		n/a	n/a	n/a
Performance Share Units(7)	434,901	434,901	n/a		n/a	967,300		n/a	n/a	434,901
Restricted Stock/Career Shares(8)	426,750	426,750	20,841		284,500	20,841		n/a	n/a	426,750
Health Benefits	n/a	n/a	8,968		n/a	8,968		n/a	n/a	n/a
Outplacement	n/a	n/a	25,000		n/a	25,000		n/a	n/a	n/a

Totals	1,194,333	1,194,333	1,137,021		394,863	2,392,021		—	—	861,651

(1)	The term of Mr. Prising’s severance agreement expires on May 11, 2009.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $2,786,884.

(3)	The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $400,000) and his largest annual incentive for the three fiscal years prior to the termination (here, $459,852).

(4)	In a double trigger scenario, the amount of the severance payment would be equal to two times the sum of: (x) annual base salary at the highest rate in effect during the term of the agreement and (y) the greater of (i) the largest annual incentive for the three fiscal years prior to the termination or (ii) the target annual incentive for year of termination (here, the former, $459,852). This amount would be $1,719,784. However, the amount shown above reflects the estimated maximum severance payment owed to Mr. Prising in a double trigger scenario, due to the limitation on such payment to the extent it would trigger an excess parachute payment under Section 280G of the Internal Revenue Code.

(5)	In the event of his death, disability, or his involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to Mr. Prising under the severance agreement is based on the actual bonus for 2007, extrapolated as of the date of the termination if necessary. In a double trigger scenario, the amount of the prorated incentive is based on the greater of: (i) Mr. Prising’s largest annual incentive for the three fiscal years prior to the termination or (ii) Mr. Prising’s target incentive for the year of termination (here, the former, $459,852). The entire incentive for the year of termination is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2007 (thus, no proration has been applied). Note that an incentive amount has also been reported as 2007 compensation for Mr. Prising in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(6)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by Mr. Prising on such date.

(7)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(8)	The value of unvested restricted stock and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Post-Termination Benefit Illustrations

Françoise Gri, EVP and President, French Operations(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)	Triggering Event(2)		For Cause($)	Voluntary($)	Retirement($)
				Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment(3)	n/a	n/a	918,540	n/a	1,837,080	n/a	n/a	n/a
Prorated Incentive(4)	549,129	549,129	549,129	n/a	317,093	n/a	n/a	n/a
Options(5)	—	—	—	—	n/a	n/a	n/a	n/a
Performance Share Units(6)	61,317	61,317	n/a	n/a	227,600	n/a	n/a	61,317
Health Benefits	n/a	n/a	—	n/a	—	n/a	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a	n/a

Totals	610,446	610,446	1,492,669	—	2,406,773	—	—	61,317

(1)	The term of Ms. Gri’s severance agreement expires on February 15, 2010.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $2,406,773.

(3)	The amount of the severance payment under Ms. Gri’s severance agreement is equal to her annual base salary at the highest rate in effect during the term of the agreement (here, $524,880) and her target annual incentive for the year of termination (here, $393,660). In a double trigger scenario, the amount of the severance payment is equal to two times the sum of: (x) annual base salary at the highest rate in effect during the term of the agreement and (y) the greater of (i) the largest annual incentive for the three fiscal years prior to the termination or (ii) the target annual incentive for year of termination (here, the latter, $393,660).

(4)	In the event of her death, disability, or her involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to Ms. Gri under the severance agreement is based on the actual bonus for 2007, extrapolated as of the date of the termination if necessary. In a double trigger scenario, the amount of the prorated incentive is based on the greater of: (i) Ms. Gri’s largest annual incentive for the three fiscal years prior to the termination or (ii) Ms. Gri’s target incentive for the year of termination (here, the latter, $317,093, after applying the proration for the portion of the year she was employed). Note that an incentive amount has also been reported as 2007 compensation for Ms. Gri in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by Ms. Gri on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Post-Termination Benefit Illustrations

Darryl Green, EVP and President, Asia Pacific Operations(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no CIC($)		Triggering Event(2)			For Cause($)	Voluntary($)	Retirement($)
					Single Trigger (CIC only)($)	Double Trigger (CIC + Termination)($)
Severance Payment	n/a	n/a	743,750	(3)	n/a	910,026	(4)	n/a	n/a	n/a
Prorated Incentive(5)	154,658	154,658	154,658		n/a	189,497		n/a	n/a	n/a
Options(6)	—	—	n/a		—	n/a		n/a	n/a	n/a
Performance Share Units(7)	119,068	119,068	n/a		n/a	711,250		n/a	n/a	119,068
Restricted Stock Units(8)	569,000	569,000	n/a		569,000	n/a		n/a	n/a	569,000
Health Benefits	n/a	n/a	10,268		n/a	10,268		n/a	n/a	n/a
Outplacement	n/a	n/a	25,000		n/a	25,000		n/a	n/a	n/a

Totals	842,726	842,726	933,676		569,000	1,846,041		—	—	688,068

(1)	The term of Mr. Green’s severance agreement expires on August 1, 2009.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of Manpower without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs during a “protected period” (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $2,415,041.

(3)	The amount of the severance payment under Mr. Green’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $425,000) and his target annual incentive for the year of termination (here, $318,750).

(4)	In a double trigger scenario, the amount of the severance payment would be equal to two times the sum of: (x) annual base salary at the highest rate in effect during the term of the agreement and (y) the greater of (i) the largest annual incentive for the three fiscal years prior to the termination or (ii) the target annual incentive for year of termination (here, the latter, $318,750). This amount would be $1,487,500. However, the amount shown above reflects the estimated maximum severance payment owed to Mr. Green in a double trigger scenario, due to the limitation on such payment to the extent it would trigger an excess parachute payment under Section 280G of the Internal Revenue Code.

(5)	In the event of his death, disability, or his involuntary termination (other than for “cause”) or voluntary termination for “good reason,” the amount of the prorated incentive payable to Mr. Green under the severance agreement is based on the actual bonus for 2007, extrapolated as of the date of the termination if necessary. In a double trigger scenario, the amount of the prorated incentive is based on the greater of: (i) Mr. Green’s largest annual incentive for the three fiscal years prior to the termination or (ii) Mr. Green’s target incentive for the year of termination (here, the latter, $189,497, after applying the proration for the portion of the year he was employed). Note that an incentive amount has also been reported as 2007 compensation for Mr. Green in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(6)	The value of stock options is illustrated here by measuring the difference between the closing stock price on the last day of December 2007 ($56.90) and the exercise price of each unvested stock option held by Mr. Green on such date.

(7)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

(8)	The value of unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the last day of December 2007 ($56.90).

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Total ($)
Marc J. Bolland	18,000	161,436	0	179,436
Gina R. Boswell(1)	69,767	88,089	0	157,856
J. Thomas Bouchard	100,000	102,873	0	202,873
Stephanie A. Burns(2)	16,137	44,026	0	60,163
Willie D. Davis	91,000	102,873	0	193,873
Cari M. Dominguez(3)	56,945	67,151	0	124,096
Jack M. Greenberg	82,000	102,801	0	184,801
Terry A. Hueneke	79,000	101,221	0	180,221
Ulice Payne, Jr.(4)	17,342	19,006	0	36,348
Rozanne L. Ridgway	61,000	132,873	0	193,873
John R. Walter	102,000	102,657	0	204,657
Edward J. Zore	30,000	178,375	0	208,375

(1)	Ms. Boswell was appointed to the board of directors on February 14, 2007.

(2)	Dr. Burns did not stand for re-election to the board of directors at the 2007 annual meeting and her term expired as of May 2, 2007.

(3)	Ms. Dominguez was appointed to the board of directors on May 2, 2007.

(4)	Mr. Payne was appointed to the board of directors on October 23, 2007.

(5)	Reflects deferred stock and restricted stock granted under our 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan. These amounts reflect the dollar amount of the expense recognized by Manpower for financial statement reporting purposes in accordance with FAS 123R. For a discussion of valuation assumptions, see Note 3 to Manpower’s Consolidated Financial Statements in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2007. The amount of expense reflected in the table was made up of:

For Mr. Bolland, $100,000 attributable to the annual grant of deferred stock (1,335 shares), $60,000 attributable to deferred stock granted in lieu of 100% of the annual retainer (835 shares) and $1,436 attributable to deferred stock issued in lieu of dividends (20 shares) in 2007.

For Ms. Boswell, $12,603 attributable to the annual grant of deferred stock (163 shares) elected for the period February 14, 2007 to March 31, 2007, $75,342 attributable to the annual grant of restricted stock (996 shares) elected for the period April 1, 2007 to December 31, 2007 and $144 attributable to deferred stock issued in lieu of dividends (2 shares) in 2007.

For Mr. Bouchard, $100,000 attributable to the annual grant of deferred stock (1,335 shares) and $2,873 attributable to deferred stock issued in lieu of dividends (40 shares) in 2007.

For Dr. Burns, $33,889 attributable to the annual grant of deferred stock (451 shares) and $10,137 attributable to deferred stock granted in lieu of 50% of the annual retainer (228 shares) in 2007.

For Mr. Davis, $100,000 attributable to the annual grant of deferred stock (1,335 shares) and $2,873 attributable to deferred stock issued in lieu of dividends (40 shares) in 2007.

For Ms. Dominguez, $66,576 attributable to the annual grant of deferred stock (826 shares) and $575 attributable to deferred stock issued in lieu of dividends (8 shares) in 2007.

For Mr. Greenberg, $100,000 attributable to the annual grant of deferred stock (1,335 shares) and $2,801 attributable to deferred stock issued in lieu of dividends (39 shares) in 2007.

For Mr. Hueneke, $100,000 attributable to the annual grant of restricted stock (1,335 shares) and $1,221 attributable to deferred stock issued in lieu of dividends (17 shares) in 2007.

For Mr. Payne, $18,934 attributable to the annual grant of deferred stock (265 shares) and $72 attributable to deferred stock issued in lieu of dividends (1 share) in 2007.

For Ms. Ridgway, $100,000 attributable to the annual grant of deferred stock (1,335 shares), $30,000 attributable to deferred stock granted in lieu of 50% of the annual retainer (418 shares) and $2,873 attributable to deferred stock issued in lieu of dividends (40 shares) in 2007.

For Mr. Walter, $100,000 attributable to the annual grant of deferred stock (1,335 shares) and $2,657 attributable to deferred stock issued in lieu of dividends (37 shares) in 2007.

For Mr. Zore, $100,000 attributable to the annual grant of deferred stock (1,335 shares), $75,000 attributable to deferred stock granted in lieu of 100% of the portion of the annual retainer for which an election to receive stock options was not in effect (1,044 shares) and $3,375 attributable to deferred stock issued in lieu of dividends (47 shares) in 2007.

As of December 31, 2007, the aggregate number of shares of deferred stock held by the non-employee directors was as follows: Mr. Bolland — 2,030; Ms. Boswell — 163; Mr. Bouchard — 4,181; Mr. Davis — 4,144; Ms. Dominguez — 826; Mr. Greenberg — 4,106; Mr. Hueneke — 1,774; Mr. Payne —265; Ms. Ridgway — 4,144; Mr. Walter — 3,874; and Mr. Zore — 4,922. All such shares of deferred stock were fully vested as of December 31, 2007. All shares of restricted stock granted to the non-employee directors in 2007 were fully vested as of December 31, 2007.

(6)	In 2007, there was no compensation expense for stock options and all such options previously granted under our 1994 Executive Stock Option and Restricted Stock Plan between 2001 and 2005, as described below, were fully vested and exercisable as of December 31, 2007. As of December 31, 2007, the aggregate number of shares subject to stock options held by the non-employee directors was as follows: Mr. Bolland — 6,250; Dr. Burns — 10,000; Mr. Davis — 50,826; Mr. Greenberg — 10,000; Mr. Hueneke — 8,750; Ms. Ridgway — 38,120; Mr. Walter — 71,569; and Mr. Zore — 64,424.

The board of directors has approved the compensation arrangement for non-employee directors described below. Non-employee directors are paid a cash retainer equal to $60,000 per year. During 2007, non-employee directors were also paid $2,000 per board or committee meeting attended in person, and $1,000 per board or committee meeting attended telephonically. The chairman of the audit committee is paid an annual retainer of $15,000 per year and the other committee chairmen are paid an annual retainer of $10,000 per year. In addition, each director is reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Except as described below, non-employee directors may elect to receive deferred stock under the 2003 Equity Incentive Plan in lieu of their annual cash retainer (but not in lieu of the cash meeting fees). Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of Manpower common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2007, Mr. Bolland, Mr. Zore, Dr. Burns and Ms. Ridgway elected to accept deferred stock in lieu of 100%, 100%, 50% and 50%, respectively, of the annual cash retainer to which they were otherwise entitled, and Ms. Boswell and Ms. Dominguez and Messrs. Bouchard, Davis, Greenberg, Hueneke, Payne and Walter elected to receive the annual cash retainer to which they were entitled in cash.

Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earlier of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director will receive an annual grant of deferred stock. The grant will be effective on the first day of each year, and the number of shares granted will equal $100,000 divided by the closing sale price of a share of Manpower’s common stock on the last business day of the preceding year, or 1,335 shares of deferred stock for 2007. Such deferred stock will vest in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earlier of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors. The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in Manpower to align their economic interests with those of the shareholders. To that end, the committee recommended and the board of directors approved stock ownership guidelines for the non-employee directors effective on January 1, 2006. Non-employee directors are expected to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the annual cash retainer ($60,000 at January 1, 2006, for a total guideline of $300,000) by January 1, 2009 for directors in office as of January 1, 2006, and by the third anniversary of the date of appointment for directors appointed after January 1, 2006. In determining whether targeted ownership levels have been met, the committee will not take into account unexercised options. The committee intends to revisit these stock ownership guidelines in 2009. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines.

Director	Number of shares held as of January 1, 2008(#)		Value of shares held as of January 1, 2008(1)	Target Date to Satisfy Guidelines
Marc J. Bolland	5,401	(2)	$307,317	1/1/09 — Guidelines Satisfied
Gina R. Boswell	1,161	(3)	$66,061	2/14/10
J. Thomas Bouchard	28,417	(4)	$1,616,927	1/1/09 — Guidelines Satisfied
Willie D. Davis	4,184	(5)	$238,070	1/1/09
Cari M. Dominguez	834	(5)	$47,455	5/2/10
Jack M. Greenberg	4,145	(5)	$235,851	1/1/09
Terry A. Hueneke	7,979	(6)	$454,005	1/1/09 — Guidelines Satisfied
Ulice Payne, Jr.	266	(5)	$15,135	10/23/10
Rozanne L. Ridgway	5,602	(7)	$318,754	1/1/09 — Guidelines Satisfied
John R. Walter	3,911	(5)	$222,536	1/1/09
Edward J. Zore	26,013	(8)	$1,480,138	1/1/09 — Guidelines Satisfied

(1)	Price per share of Manpower common stock on January 1, 2008 was $56.90.

(2)	Includes 2,516 shares of common stock and 2,885 vested shares of deferred stock.

(3)	Includes 996 shares of common stock and 165 vested shares of deferred stock.

(4)	Includes 24,196 shares of common stock and 4,221 vested shares of deferred stock.

(5)	Consists of vested shares of deferred stock.

(6)	Includes 6,188 shares of common stock and 1,791 vested shares of deferred stock.

(7)	Includes 1,000 shares of common stock and 4,602 vested shares of deferred stock.

(8)	Includes 20,000 shares of common stock and 6,013 vested shares of deferred stock.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The executive compensation committee of the board of directors of Manpower has reviewed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation Committee

J. Thomas Bouchard, Chairman

Marc J. Bolland

Cari M. Dominguez

Jack M. Greenberg

Rozanne L. Ridgway

John R. Walter

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007 about shares of our common stock outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2007(1)	Weighted-average exercise price of outstanding options as of December 31, 2007($)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2007 (excluding securities reflected in the first column)(2)(3)
Equity compensation plans approved by security holders	4,378,679	47.81	4,837,201
Equity compensation plans not approved by security holders(4)	—	—	—
Total	4,378,679	47.81	4,837,201

(1)	Includes 49,475 shares to be issued upon the exercise of outstanding options under the Right Management Consultants, Inc. 1993 Stock Incentive Plan, as amended, and the Right Management Consultants, Inc. Amended and Restated Directors’ Stock Option Plan. We assumed these plans in connection with our acquisition of Right in 2004. The weighted-average exercise price of outstanding options granted under these plans as of December 31, 2007 was $31.83. There will be no further grants under these plans.

(2)	Includes the number of shares remaining available for future issuance under the following plans: Deferred Stock Plan — 106,176 shares; 1990 Employee Stock Purchase Plan — 459,606 shares; Savings Related Share Option Scheme — 853,030 shares; and 2003 Equity Incentive Plan — 3,418,389 shares.

(3)	The 2003 Equity Incentive Plan provides for the grant of nonstatutory stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units and deferred stock. The maximum number of shares issuable in respect of restricted stock, restricted stock units, performance share units and deferred stock granted under the 2003 Equity Incentive Plan is 800,000, subject to adjustment as provided in the plan.

(4)	As of December 31, 2007, we did not maintain any equity compensation plans which were not approved by shareholders.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the executive compensation committee has ever been an officer or employee of Manpower or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

AUDIT COMMITTEE REPORT

We have an audit committee consisting of five directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the audit committee, which is available on our web site at www.investor.manpower.com. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations as our qualified legal compliance committee.

In 2007, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief executive officer, chief financial officer, other senior members of the finance department, the chairperson of our disclosure committee, the head of internal audit, our outside counsel and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2007, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards,

•	the independent auditors’ material written communications with management,

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans,

•	internal audit results,

•	our risk management framework, including financial and operations risks,

•	the impact of new accounting pronouncements,

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning,

•	our compliance with the Foreign Corrupt Practices Act and our code of business conduct and ethics,

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Policy on Services Provided by Independent Auditors, and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting. Over the course of the private sessions with our independent auditors, the audit committee discussed, among other things, the application of certain accounting policies and our personnel involved in the financial reporting process. Over the course of the private sessions with our head of internal audit, the audit committee reviewed and discussed, among other things, the adequacy of the internal audit department’s resources and staffing, the level of support and cooperation received by the internal audit department and the department’s internal audit plans.

In addition to the meetings discussed above, the chairman of the audit committee, and any other audit committee member who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2007 prior to the quarterly release of earnings.

In February 2008, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	our judgmental reserves,

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements,

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit,

•	other matters required to be discussed by SAS No. 61, and

•

matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2007 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2006 and 2007, which consist of the following:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2006 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2006 approved by the audit committee were $4,755,000.

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2007 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2007 approved by the audit committee were $5,405,000.

Audit-Related Fees.    The aggregate fees billed by Deloitte for audit-related services were $145,300 in 2006. These services consisted of providing a comfort letter related to our euro-note offering, assistance with our responses to SEC comment letters and customer and other requests for financial information, verification of a government subsidy application, audit of an employee benefit plan and training related to new reporting requirements.

The aggregate fees billed by Deloitte for audit-related services were $36,200 in 2007. These services consisted of training on U.S. GAAP topics for a foreign subsidiary, audit of a foreign employee pension plan, advice and assistance related to data privacy, auditor reports required as part of an internal restructuring and related to a government grant and review of accounting processes at a foreign subsidiary.

Tax Fees.    The aggregate fees billed by Deloitte for tax services were $858,800 in 2006. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT tax and wage tax matters, advice regarding tax issues relating to Manpower’s internal reorganizations, advice and assistance with respect to transfer pricing matters and advice related to the cross-border transfer of executives.

The aggregate fees billed by Deloitte for tax services were $995,100 in 2007. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT tax and wage tax matters, advice regarding tax issues relating to Manpower’s internal reorganizations and advice and assistance with respect to transfer pricing matters.

All Other Fees.    The aggregate fees and expenses billed by Deloitte for all other services were $6,500 in 2006 for assistance with a review at a foreign subsidiary.

The aggregate fees and expenses billed by Deloitte for all other services were $130,000 in 2007 for due diligence work on a potential acquisition and the assessment of the risks and opportunities related to providing sole supplier services for a specific client business for a foreign subsidiary.

Our Policy on Services Provided by the Independent Auditors was initially adopted by the audit committee in March 2002 and has since been revised several times in response to regulatory requirements. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at www.investor.manpower.com. Each of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved during 2006 and 2007 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by Independence Standards Board No. 1 and discussed with Deloitte their independence. In particular, at each regular meeting during 2007 and at the meeting in February 2008 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2007 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee

Edward J. Zore, Chairman

Gina R. Boswell

Willie D. Davis

Terry A. Hueneke

Ulice Payne, Jr.

2.  RATIFICATION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP audited our consolidated financial statements for the fiscal years ended December 31, 2005, 2006 and 2007. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2008.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2008. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2008, and your proxy will be so voted unless you specify otherwise.

3.  SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION OF THE MACBRIDE PRINCIPLES IN NORTHERN IRELAND

The following proposal was submitted by the City of New York Office of the Comptroller, located at 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System, and by the Minnesota State Board of Investment, located at 60 Empire Drive, Suite 355, St. Paul, Minnesota 55103. We refer to these shareholders as the proponents. The proponents own 631,593 shares of common stock in the aggregate. If a representative of the proponents who is qualified under state law is present and submits the proposal for a vote, then the proposal will be voted upon at the annual meeting. In accordance with federal securities regulations, we have included the proposal and the supporting statement exactly as submitted by the proponents. To ensure that readers can easily distinguish between the material provided by the proponents and material provided by us, we have put a box around the material provided by the proponents.

NORTHERN IRELAND — MACBRIDE PRINCIPLES

WHEREAS, Manpower, Inc. has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Manpower, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The board of directors of Manpower recommends a vote “AGAINST” this proposal for the following reasons:

We fully support the efforts to eliminate employment discrimination in Northern Ireland and we cooperate fully with ongoing related efforts.

We have a demonstrated record of concern for human rights and equality of opportunity throughout our company. Our policy and practice in Northern Ireland and worldwide are to provide equal opportunity employment in all locations without regard to race, creed, religion, sex, national origin, citizenship status, age, disability or marital status. We make decisions regarding the hiring, promotion and termination of our employees based solely on experience and qualifications and without regard to religious or ethnic background. Similarly, our recruiting procedures are designed to provide equal opportunity.

In addition to following our own non-discrimination policies, we comply with the standards of the Northern Ireland Fair Employment legislation, as updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. This legislation applies to all employers in Northern Ireland, including our operations, and makes religious discrimination and preferential treatment in employment illegal. In addition, we are registered with, and cooperate with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission), which oversees equal opportunity in employment. The MacBride Principles, which date from the mid-1980’s, precede this legislation and are no longer appropriate as a result of the legislation.

Manpower promotes full compliance with the Northern Ireland Fair Employment legislation and associated codes of practice relating to equality of opportunity in the workplace. In addition, we periodically review our policies and procedures to ensure such compliance. We also comply fully with ongoing government efforts in Northern Ireland to eliminate discrimination and workplace harassment.

In effect, Manpower’s policies and applicable laws endorse the same belief in equality of opportunity that is embodied in the MacBride Principles. However, the board of directors does not believe that it is advisable for Manpower to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. By adopting the MacBride Principles, we would become unnecessarily accountable to different sets of overlapping fair employment guidelines, which would unnecessarily burden us in the conduct of our business. In addition, the board of directors is concerned that implementation of a duplicate set of principles could lead to confusion, conflicts and, potentially, unfairness in the workplace. Finally, the board of directors believes that it is not practical or prudent for Manpower to develop solutions in the United States to problems unique to Northern Ireland. For the foregoing reasons, the board of directors believes that adoption of this proposal is not in the best interest of Manpower, its shareholders or its employees in Northern Ireland.

The affirmative vote of a majority of the votes cast on the proposal is required to approve the proposal. Abstentions will not be counted as voting, and, therefore, will have no impact on the approval of the proposal.

At our 2006 and 2007 annual meetings of shareholders, one of the proponents presented a substantially identical proposal. The board of directors opposed the proposal both years, and shareholders overwhelmingly rejected the proposal, with over 91% of the votes cast voting against it in 2006 and over 86% of the votes cast voting against it in 2007.

For these reasons, the board of directors recommends you vote AGAINST the shareholder proposal regarding implementation of the MacBride Principles in Northern Ireland, and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2009 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2009 annual meeting of shareholders must be received by us no later than January 29, 2009. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2009 annual meeting of shareholders must be received by us at our principal executive offices by November 6, 2008. Such nominations or proposals must be submitted to Mr. Kenneth C. Hunt, Secretary, Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2007 all filing requirements were met.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2008. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at www.investor.manpower.com or by writing to Mr. Kenneth C. Hunt, Secretary, Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Kenneth C. Hunt, Secretary

APPENDIX A

Manpower Inc.

Categorical Standards for Relationships Deemed

Not to Impair Independence of Non-Employee Directors

For purposes of making a determination regarding the independence of a non-employee director of Manpower Inc. (together with its subsidiaries, the “Company”) under the rules of the New York Stock Exchange, a commercial relationship between a director and the Company will not be considered to impair the director’s independence if:

1.	The director’s sole interest in the relationship is by virtue of his or her status as a director, officer or employee of, or holder of a less than 10% equity interest (other than a general partnership interest) in, an entity or an affiliate of an entity with which the Company has such relationship;

2.	Payments by the Company for property or services to, or payments to the Company for property or services by, the entity and any such affiliate accrued during any single fiscal year constitute in the aggregate less than two percent of the annual gross revenues reported for the last fiscal year of each of the Company and the entity and such affiliate. In applying this standard, both the payments and the gross revenues to be measured will be those reported in the last completed fiscal year;

3.	The director is not personally involved in the negotiation of the terms of any transaction giving rise to the relationship, or otherwise personally involved in such transaction; and

4.	Any transaction giving rise to the relationship is negotiated and conducted on an arm’s-length basis.

A-1

Proxy Card — MANPOWER INC.	Page 1 of 4

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. PROPOSALS 1 AND 2 ARE BEING PROPOSED BY MANPOWER INC. AND PROPOSAL 3 IS BEING PROPOSED BY A SHAREHOLDER OF MANPOWER INC.					Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

					Please mark your votes as indicated in this example	☒

1.	Election of Directors FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2. 3.	Ratification of Deloitte & Touche LLP as independent auditors for 2008. Shareholder proposal regarding implementation	FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐
NOMINEES:	01 J. Thomas Bouchard, 02 Cari M. Dominguez, and 03 Edward J. Zore			of the MacBride Principles in Northern Ireland.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)			4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Proxy Card — MANPOWER INC.	Page 2 of 4

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/man Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more.
Simply log on to Investor ServiceDirect®
at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on April 29, 2008:

You can view the Annual Report and Proxy Statement

on the internet at www.manpower.com/08annualmeeting.

Proxy Card — MANPOWER INC.	Page 3 of 4

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

MANPOWER INC.

The undersigned hereby appoints Jeffrey A. Joerres, Michael J. Van Handel and Kenneth C. Hunt proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Manpower Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of Manpower Inc. to be held April 29, 2008 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Proxy Card — MANPOWER INC.	Page 4 of 4

Ù FOLD AND DETACH HERE Ù

MANPOWER INC.

Annual Meeting of Manpower Inc. Shareholders

Tuesday, April 29, 2008

10:00 a.m.

International Headquarters of Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

•       Elect three directors to serve until 2011 as Class III directors.

•       Ratification of Deloitte & Touche LLP as independent auditors for 2008.

•       Shareholder proposal regarding implementation of the MacBride Principles in Northern Ireland.

•       Transact such other business as may properly come before the meeting.

You can now access your Manpower Inc. account online.

Access your Manpower Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Manpower Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes	• Obtain a duplicate 1099 tax form • Establish/change your PIN

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